UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

Filed by the Registrant  ☐                            Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under Rule 14a-12

Compuware Corporation
(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

July 19, 2012

Dear Compuware Shareholder:

You are cordially invited to attend the 2012 Annual Meeting of Shareholders of Compuware Corporation at 3 p.m., Eastern time, on Tuesday, August 28, 2012. The meeting will be held at Compuware's corporate offices, One Campus Martius, Detroit, Michigan 48226-5099.

The following pages contain the formal Notice of the 2012 Annual Meeting and the Proxy Statement. You may wish to review this material for information concerning the business to be conducted at the meeting and the nominees for election as directors. Detailed information about voting your shares is provided in the Questions & Answers section on Page 1 of the Proxy Statement.

Your vote is important because it gives you a voice in the governance of the Company and its future. Whether you plan to attend the meeting or not, we urge you to vote your shares by completing, signing and returning your proxy card or by telephone or Internet, as soon as possible. This will ensure that your shares are represented at the meeting.

Sincerely,

Peter Karmanos, Jr.

Executive Chairman

COMPUWARE CORPORATION

One Campus Martius

Detroit, Michigan 48226-5099

NOTICE OF THE 2012 ANNUAL MEETING OF SHAREHOLDERS

To Be Held August 28, 2012

To the Shareholders:

This is our notice to you that the 2012 Annual Meeting of Shareholders of Compuware Corporation will be held at our corporate offices, One Campus Martius, Detroit, Michigan 48226-5099, on Tuesday, August 28, 2012, at 3 p.m., Eastern time, to consider and act upon the following matters:

(1)	The election of eleven directors to serve until the next Annual Meeting of Shareholders and until their successors are elected and qualified;

(2)	A non-binding proposal to ratify the appointment of Deloitte & Touche LLP, our independent registered public accounting firm, to audit our consolidated financial statements for the fiscal year ending March 31, 2013;

(3)	A non-binding proposal to ratify the Rights Agreement, dated October 25, 2000, as amended on March 9, 2012;

(4)	A proposal to approve the amendment to the Restated Articles of Incorporation to adopt a majority vote standard for the election of directors;

(5)	A non-binding proposal to approve the compensation of the Company’s named executive officers; and

(6)	Such other business as may properly come before the meeting.

Shareholders of record of our common shares at the close of business on July 2, 2012, are entitled to notice of the 2012 Annual Meeting of Shareholders and to vote at the meeting. You may either vote at the meeting or by proxy, which allows your shares to be voted at the meeting even if you are not able to attend. On July 2, 2012, we had 217,009,356 outstanding common shares, our only class of stock outstanding.

We call your attention to the attached Proxy Statement. Please vote your shares and indicate whether you plan to attend the meeting either by signing, dating and returning the proxy card or by using the other voting mechanisms described in the Proxy Statement.

A copy of the 2012 Annual Report for the fiscal year ended March 31, 2012, accompanies this notice. The Proxy Statement and 2012 Annual Report of Compuware are also available at http://investor.compuware.com/annuals.cfm.

By Order of the Board of Directors,

Daniel S. Follis, Jr., Secretary

Detroit, Michigan

July 19, 2012

COMPUWARE CORPORATION

PROXY STATEMENT

2012 Annual Meeting of Shareholders

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

Why did I receive proxy materials?

The Board of Directors of Compuware Corporation is soliciting proxies from holders of our common shares, par value $.01, to be voted at the 2012 Annual Meeting of Shareholders to be held at 3 p.m., Eastern time, on Tuesday, August 28, 2012, and at any adjournment or postponement of that meeting. In order to ask for your proxy, we must furnish you with this Proxy Statement and the accompanying materials that contain certain information required by law. References in this Proxy Statement to fiscal years mean the 12 months ended March 31, and references to “we,” “us” or “the Company” are to Compuware Corporation.

How are proxy materials furnished?

We are pleased to furnish our proxy materials to shareholders on the Internet as permitted by Securities and Exchange Commission rules, which allow us to provide our shareholders with the information they need in a more convenient manner while lowering cost of delivery and reducing environmental impact. As a result, we are mailing to our shareholders a notice of Internet availability of proxy materials. We will mail printed copies of the proxy materials to shareholders who request them or who have previously indicated their preference for printed copies. This Proxy Statement, the accompanying materials, the 2012 annual report to shareholders and a notice of Internet availability of proxy materials will be first sent to or made available to shareholders and posted on the Internet on or about July 19, 2012.

What if multiple shareholders have the same address?

We will send a single copy of the proxy statement and annual report to any household at which two or more shareholders reside if they appear to be members of the same family. The practice is known as “householding” and enables us to reduce the expenses of delivering duplicate materials to our shareholders. Each shareholder retains a separate right to vote on all matters presented at the meeting. Any shareholder residing at such an address may request a separate copy of these materials at no cost by writing to us at One Campus Martius, Detroit, Michigan 48226-5099, Attn: Investor Relations, or calling us at (313) 227-7300. If you are receiving multiple copies of materials, you may write or call us to request that we send only one copy by using the same address and phone number listed above.

Where will the Annual Meeting be held?

The meeting will take place at the corporate headquarters of Compuware Corporation, One Campus Martius, Detroit, Michigan 48226-5099 in the auditorium located on the 15th floor. Directions to our corporate office are available at http://www.compuware.com/about/headquarters-directions.html.

What will I vote on at the annual meeting?

You will vote on five items:

•	The election of eleven directors to serve until the next Annual Meeting of Shareholders and until their successors are elected and qualified;

•

A non-binding proposal to ratify the appointment of Deloitte & Touche LLP, our independent registered public accounting firm, to audit our consolidated financial statements for the fiscal year ending March 31, 2013;

•	A non-binding proposal to ratify the Rights Agreement, dated October 25, 2000, as amended on March 9, 2012;

•	A proposal to approve the amendment to the Restated Articles of Incorporation to adopt a majority vote standard for the election of directors; and

•	A non-binding proposal to approve the compensation of the Company’s named executive officers.

Will there be any other items of business on the agenda?

We do not expect any other items of business because the deadline for shareholder proposals and nominations has already passed. However, if any other matters requiring a shareholder vote properly come before the meeting, the persons appointed as proxies will vote on such matters to the extent permitted by law in accordance with their best judgment.

Who is entitled to vote?

Shareholders of our common shares at the close of business on July 2, 2012 (the record date), are entitled to notice of the 2012 Annual Meeting of Shareholders and to vote. There are two types of shareholders: “shareholders of record” and “beneficial owners.“ Only shareholders of record are entitled to vote in person at the meeting.

You are considered a shareholder of record if your shares are registered directly in your name with our transfer agent (Computershare Trust Company, N.A.).

You are considered a beneficial owner if your shares are held in a brokerage, bank or other institutional account. This is also commonly referred to as holding shares in “street name.” The proxy statement, annual report and a Vote Instruction Form are forwarded to you by your broker, bank or nominee who is considered to be, with respect to your shares, the shareholder of record. As the beneficial owner, you have the right to direct your broker, bank or nominee how to vote your shares by using the Vote Instruction Form included in the mailing. You are also invited to attend the Annual Meeting. However, since as a beneficial owner you are not the shareholder of record, you may not vote your shares in person at the meeting unless you request and obtain a legal proxy from your broker, bank or nominee.

How many votes do I have?

Each share you held as of the record date is entitled to one vote on each matter to be voted upon at the Annual Meeting.

What should I do if I received more than one proxy card?

If you received more than one proxy card, it is likely that your shares are registered differently or are in more than one account. You should sign and return all proxy cards to ensure all of your shares are voted.

How do I cast my vote?

We urge you to vote your shares promptly to make certain your vote will be counted at the meeting. There are different ways you may cast your vote:

•	If you received an Important Notice Regarding the Availability of Proxy Material, you may vote over the Internet by following the instructions provided in that notice;

•

If you received printed copies of the proxy materials, you may vote by completing your proxy card or Vote Instruction Form and returning it by mail or by following the instructions about how to vote over the Internet or by telephone provided on the proxy card or Vote Instruction Form; or

•	If you are attending the annual meeting and you are a shareholder of record, you may complete a ballot at the meeting.

If you are a beneficial owner (your shares are held in street name), contact the entity that holds your shares to obtain a legal proxy and bring it with you to the meeting. To vote shares you hold in street name at the meeting, you must have a legal proxy issued in your name from your broker, bank or other nominee giving you the right to vote the shares. For purposes of voting at the meeting, you will not be able to use the Important Notice Regarding the Availability of Proxy Material or the Vote Instruction Form enclosed with printed copies of the proxy materials.

Can I change or revoke my vote?

If you give a proxy, you may revoke it at any time before it is voted by:

•

Giving our Secretary a written notice of revocation that is dated later than the proxy card (if by mail or courier, sent to: Secretary, Compuware Corporation, One Campus Martius, Detroit, Michigan 48226-5099);

•	Signing a later-dated proxy card relating to the same shares and delivering it to the transfer agent;

•	Voting again by telephone or Internet (prior to August 27, 2012, at 11:59 p.m., Eastern time), since only your latest vote will be counted; or

•	Attending the Annual Meeting and voting in person, if you are a shareholder of record. Your attendance at the Annual Meeting of Shareholders will not in and of itself revoke your proxy.

Who can attend the annual meeting?

You must be a Compuware shareholder or the named representative of a Compuware shareholder to attend the meeting. Your “Important Notice Regarding the Availability of Proxy Material” is your admission ticket. To help us determine whether you are permitted to attend the meeting, you must bring it with you to the meeting. If your shares are currently held for you in a brokerage, bank or other institutional account and you wish to attend the meeting, you may bring instead a letter from that entity indicating that you are the beneficial owner of a stated number of shares of stock as of the July 2, 2012, record date.

Please vote your shares early and indicate whether you plan to attend the meeting.

How does the Board of Directors recommend I vote?

All valid proxies that are properly executed and submitted in time for the meeting will be voted as specified in the proxy. If no specification is made, the proxies will be voted in accordance with the following Board recommendations:

Voting Matters	Board Vote Recommendation
(1) Election of eleven directors	FOR each director nominee named in this proxy statement
Management Proposals
(2) Ratification of Deloitte & Touche LLP as auditors for fiscal year 2013	FOR
(3) Ratification of the Rights Agreement, as amended on March 9, 2012	FOR
(4) Approval of an amendment to the Restated Articles of Incorporation implementing a majority vote standard for the election of directors	FOR
(5) Advisory vote on named executive officer compensation	FOR

What constitutes a quorum?

On July 2, 2012, we had 217,009,356 outstanding common shares, our only class of stock outstanding. The presence, either in person or by proxy, of the holders of at least a majority of these outstanding common shares is necessary to constitute a quorum and to hold the 2012 Annual Meeting of Shareholders.

Shares relating to abstentions, broker non-votes and withheld votes will be counted for purposes of determining the presence of a quorum.

What is a broker non-vote?

A broker “non-vote” occurs when the shares that a broker nominee holds for a beneficial owner are represented at the meeting, but are not voted on a proposal because the broker nominee has not received specific instruction from the beneficial owner and the broker nominee does not have discretionary voting power to vote on the proposal.

As a result of SEC rule changes, unless you provide specific instructions, your broker is not permitted to vote on your behalf on the election of directors and certain other matters to be considered at the shareholder meeting. For your vote to count on these matters, you will need to communicate your voting decisions to your broker, bank or other financial institution before the date of the meeting.

How many votes are required for the approval of each item?

There are different vote requirements for the various proposals.

•

For the election of Directors, a quorum must be present and the eleven nominees receiving the greatest number of votes cast at the meeting or its adjournment will be elected. Withheld votes will not be deemed votes cast in determining which nominees receive the greatest number of votes cast and will therefore have no effect on the election.

•

The affirmative vote of a majority of the votes cast by the holders of shares of the Company's common stock entitled to vote is required to approve the proposals listed below. Abstentions and broker non-votes will be disregarded for purposes of determining the number of votes cast.

o	Ratification of the appointment of the independent registered public accounting firm

o	Ratification of the Rights Agreement

o	Approval of named executive officer compensation

•

For the approval of the amendment to our Restated Articles of Incorporation, the affirmative vote of a majority of the outstanding shares entitled to vote at the Annual Meeting is required. Abstentions and broker non-votes will have the effect of a vote against this proposal.

SECURITY OWNERSHIP OF MANAGEMENT AND MAJOR SHAREHOLDERS

The following table shows, as of the close of trading on July 2, 2012, the beneficial ownership of our common shares by all directors and executive officers as a group who were serving as such on that date, by each current director and nominee, by each executive officer named in the Summary Compensation Table and by all persons known to us to beneficially own more than 5% of our outstanding common shares. The number of shares beneficially owned is determined according to Securities and Exchange Commission (“SEC”) rules and is not necessarily indicative of beneficial ownership for any other purpose. Under those rules, beneficial ownership includes any shares that the individual has sole or shared right to vote or dispose of and also any shares that the individual has the right to acquire on July 2, 2012, or within 60 days thereafter, through the exercise of any stock option or other right. Except as otherwise noted, each beneficial owner identified in the table below has sole voting and dispositive power for the shares shown in the table.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)		Percent of Class
Joseph R. Angileri	1,332,223	(2)	*
Dennis W. Archer	202,213		*
Gurminder S. Bedi	189,506		*
Laura L. Fournier	1,037,286	(3)	*
William O. Grabe	397,080		*
Frederick A. Henderson	27,354		*
Peter Karmanos, Jr.	6,135,571	(4)	2.8%
Faye Alexander Nelson	199,480		*
Robert C. Paul	2,327,750	(5)	1.1%
Glenda D. Price	195,649		*
W. James Prowse	195,009	(6)	*
G. Scott Romney	151,545		*
Patrick A. Stayer	469,673	(7)	*
Ralph J. Szygenda	53,715		*
All current executive officers and directors as a group (16 persons)	13,377,630	(8)	6.0%
Ameriprise Financial, Inc. and Columbia Management Investment Advisers, LLC	15,996,969	(9)	7.4%
BlackRock, Inc.	12,970,846	(10)	6.0%
Capital World Investors	22,610,000	(11)	10.4%
Dodge & Cox	28,322,734	(12)	13.1%

*	Less than 1%

(1)	The column includes shares held for officers and directors through our Employee Stock Ownership Plan and 401(k) Salary Reduction Arrangement (collectively, the “ESOP”) and shares that the individual has the right to acquire on July 2, 2012, or within 60 days thereafter pursuant to stock options or restricted stock unit (“RSU”) awards, as set forth below. Shares underlying performance stock units (“PSU”) held by certain officers that vest based only upon satisfaction of certain performance conditions or immediately upon death, disability or change in control are not considered beneficially owned for purposes of this table.

Name	ESOP Shares	Option Shares	RSUs(a)
Joseph R. Angileri	0	1,220,983	0
Dennis W. Archer	0	10,000	192,013
Gurminder S. Bedi	0	10,000	153,421
Laura L. Fournier	20,444	819,147	0
William O. Grabe	0	10,000	209,834
Frederick A. Henderson	0	0	27,354
Peter Karmanos, Jr.	0	1,286,022	0
Faye Alexander Nelson	0	10,000	181,750
Robert C. Paul	69	2,245,072	0
Glenda D. Price	0	7,500	170,978
W. James Prowse	0	18,314	111,881
G. Scott Romney	0	5,000	146,545
Patrick A. Stayer	40	447,492	0
Ralph J. Szygenda	0	0	53,715
All current executive officers and directors as a group	22,103	6,521,028	1,247,491

(a)	RSUs awarded as a component of Director compensation are 100% vested and, under deferral elections executed by each Director, will be payable in common stock within 30 days after the date the Director ceases to be a member of the Board. Mr. Romney rescinded his deferral election as to future awards in December 2010 and, as a result, 15,233 RSUs of the total RSUs held by Mr. Romney will vest and be issued in common stock on August 27, 2012.

(2)	Excludes 185,961 unvested RSUs awarded to Mr. Angileri that vest over time, or immediately upon death, disability or change in control.

(3)	Excludes: (a) 83,235 unvested RSUs awarded to Ms. Fournier that vest over time and (b) 140,845 unvested PSUs that vest upon satisfying certain performance conditions (see also Footnote 2 to the Summary Compensation Table). All RSUs and PSUs vest immediately upon death, disability or change in control.

(4)	Includes: (a) 1,178,054 shares owned by Mr. Karmanos' trusts, as to 1,130,782 of which Mr. Karmanos has sole dispositive and voting power and as to 47,272 of which he has sole dispositive power and shared voting power; and (b) 2,934,289 shares held by Mr. Karmanos' partnerships, as to all of which Mr. Karmanos has shared dispositive and voting power.

Excludes: (a) 215,436 unvested RSUs awarded to Mr. Karmanos that vest over time; (b) 281,690 unvested PSUs that vest upon satisfying certain performance conditions (see also Footnote 2 to the Summary Compensation Table); (c) 480,504 shares owned by Mr. Karmanos’ wife, for which Mr. Karmanos has no voting or dispositive power and disclaims beneficial ownership; and (d) 13,000 shares held by Mr. Karmanos’ wife as custodian for three of Mr. Karmanos’ sons under the Uniform Transfer to Minors Act, for which Mr. Karmanos has no voting or dispositive power and disclaims beneficial ownership. All RSUs and PSUs vest immediately upon death, disability or change in control.

(5)	Excludes: (a) 111,256 unvested RSUs awarded to Mr. Paul that vest over time and (b) 100,450 unvested PSUs that vest upon satisfying certain performance conditions. All RSUs and PSUs vest immediately upon death, disability or change in control.

(6)	Excludes: (a) 22,241 unvested RSUs awarded to Mr. Prowse that vest over time and (b) 68,730 unvested PSUs that vest upon satisfying certain performance conditions. All RSUs and PSUs vest immediately upon death, disability or change in control.

(7)	Excludes 278,724 unvested RSUs awarded to Mr. Stayer that vest over time, or immediately upon death, disability or change in control.

(8)	See notes (2) through (7) for information on shares for which persons included in the group do not currently have sole voting and dispositive power.

(9)	Based solely on a Schedule 13G, filed by Ameriprise Financial, Inc. and Columbia Management Investment Advisers, LLC with the SEC on February 14, 2012, disclosing ownership as of December 31, 2011. Ameriprise Financial, Inc., with an address of 145 Ameriprise Financial Center, Minneapolis, Minnesota 55474, is a parent holding company of its subsidiary Columbia Management Investment Advisers, LLC, a registered investment adviser under Section 203 of the Investment Advisers Act with an address of 225 Franklin Street, Boston, Massachusetts 02110. According to the Schedule 13G, Ameriprise Financial, Inc. and Columbia Management Investment Advisers, LLC each have shared voting power for 2,222,293 shares and shared dispositive power for 15,996,969 shares.

(10)	Based solely on a Schedule 13G filed by BlackRock, Inc. with the SEC on February 9, 2012, disclosing ownership as of December 31, 2011. The address of BlackRock, Inc. is 40 East 52nd Street, New York, New York 10022. According to the Schedule 13G, BlackRock, Inc. has sole voting and sole dispositive power for 12,970,846 shares.

(11)	Based solely on a Schedule 13G/A, filed by Capital World Investors with the SEC on February 10, 2012, disclosing ownership as of December 31, 2011. Capital World Investors is a division of Capital Research and Management Company (“CRMC”) with an address of 333 South Hope Street, Los Angeles, California 90071-1406. According to the Schedule 13G/A, Capital World Investors has sole voting and sole dispositive power for 22,610,000 shares. Capital World Investors is deemed to be the beneficial owner as a result of CRMC acting as investment adviser under Section 8 of the Investment Company Act of 1940. Capital World Investors holds more than 5% of our outstanding common shares on behalf of its client, SMALLCAP World Fund, Inc.

(12)	Based solely on a Schedule 13G/A, filed by Dodge & Cox with the SEC on February 11, 2012, disclosing ownership as of December 31, 2011. The address of Dodge & Cox is 555 California Street, 40th Floor, San Francisco, California 94104. According to the Schedule 13G/A, Dodge & Cox has sole voting power for 26,542,234 shares and sole dispositive power for 28,322,734 shares. Dodge & Cox filed the Schedule 13G/A as a registered investment adviser under Section 203 of the Investment Advisers Act. Dodge & Cox holds more than 5% of our outstanding common shares on behalf of Dodge & Cox Stock Fund, an investment company registered under the Investment Company Act of 1940.

ITEM NO. 1 — ELECTION OF DIRECTORS

Nominees

Our Board of Directors proposes that the eleven director-nominees named in the following summary be elected as our directors, each to hold office until the 2013 Annual Meeting of Shareholders and until his or her successor is elected and qualified. If a quorum is present, the eleven nominees receiving the greatest number of votes cast will be elected. Withheld votes will not be deemed votes cast in determining which nominees receive the greatest number of votes cast and will therefore have no effect on the election.

All nominees for election have indicated their willingness to serve, if elected. If any of them is unable or declines to serve as a director, the proxy holders intend to vote the proxies in accordance with their best judgment for the election of another person nominated in accordance with our Bylaws.

The following table provides summary information about each director nominee. Each director nominee is elected annually by a plurality of votes cast (i.e., the top eleven vote recipients are elected).

	Age	Years/ Tenure	Independent	Occupation	Experience/ Qualification	Committee Memberships(1)			Other Public Company Boards
Name						Audit	Comp	Nom/Gov
Peter Karmanos, Jr.	69	39	No	Executive Chairman, Compuware Corp.	Technology, Finance				Taubman Centers, Inc., Worthington Industries, Inc.
Dennis W. Archer	70	10	Yes	Chairman & CEO, Dennis W. Archer PLLC	Government, Leadership, Finance, Law		M		Johnson Controls, Inc., MASCO Corporation
Gurminder S. Bedi	64	10	Yes	Private Investor	Industry, Finance	M		C	KEMET Corporation, Actuant Corporation
William O. Grabe	74	19	Yes	Managing Director, General Atlantic LLC	Finance, Technology, Marketing		C	M	Gartner, Inc., Lenovo Group Limited
Frederick A. Henderson	53	1	Yes	Chairman & CEO, SunCoke Energy, Inc.	Finance, Industry, International, Emerging Markets	C
Faye Alexander Nelson	59	10	Yes	President & CEO, Detroit Riverfront Conservancy	Government, Leadership, Finance, Law			M
Robert C. Paul	50	2	No	CEO, Compuware Corp.	Leadership, Industry, Technology
Glenda D. Price	72	10	Yes	Private Investor	Education, Finance, Leadership	M
W. James Prowse	69	26	No	CFO, Covisint Corp., a subsidiary of Compuware Corp.	Finance, Technology
G. Scott Romney	71	16	Yes	Partner, Honigman Miller Schwartz & Cohn	Law, Corporate Transactions
Ralph J. Szygenda	63	2	Yes	Private Investor	Technology, Industry		M

(1)	“C” represents the committee chairperson and “M” represents committee member.

A brief description of each nominee's experience and qualifications follows:

Peter Karmanos, Jr.

Mr. Karmanos, one of our founders, has served as a director since our inception in April 1973, as our Chairman of the Board since November 1978 and as our Executive Chairman since June 2011. He also served as our Chief Executive Officer from July 1987 to June 2011 and as our President from October 2003 to March 2008. Mr. Karmanos is a director of Taubman Centers, Inc. and Worthington Industries, Inc., serving on the Compensation Committee of Taubman Centers, Inc. and the Compensation Committee and Nominating & Governance Committee of Worthington Industries, Inc. In addition to being our Executive Chairman and a founder of the Company, Mr. Karmanos brings a wealth of public company and technology industry experience to our Board, along with extensive skill and background relating to the operation and management of large enterprises.

Dennis W. Archer

Mr. Archer has served as one of our directors since January 2002. Mr. Archer became the Chairman and CEO of Dennis W. Archer PLLC on January 1, 2010. In this role, he practices law and provides consulting services on gender and diversity issues. Mr. Archer was Chairman of the law firm of Dickinson Wright PLLC from January 2002 to December 2009. Mr. Archer served as Mayor of the City of Detroit, Michigan from January 1994 through December 2001 and as an Associate Justice of the Supreme Court of the State of Michigan from 1986 to 1990. Mr. Archer is a past President of the National League of Cities and the American Bar Association and a former Chairman of the Detroit Regional Chamber. He is currently a director of Johnson Controls, Inc., serving on its Compensation and Corporate Governance Committees; Masco Corporation, serving on its Audit and Corporate Governance and Nominating Committees; and Progressus Therapy, a non-public, education-related company. He is a member of the Investment Banking and Capital Markets Senior Advisory Board of Jefferies & Company, Inc., a private investment banking firm, and he also serves on the Western Michigan University Board of Trustees. Mr. Archer’s diverse experience in leadership positions, particularly in the legal and public sectors, uniquely qualifies him to serve on our Board.

Gurminder S. Bedi

Mr. Bedi has served as one of our directors since October 2002. Mr. Bedi is a private investor. He served as Vice President of Ford Motor Company from October 1998 until his retirement in December 2001. Mr. Bedi served at Ford Motor Company in a variety of other managerial positions for more than 30 years. Mr. Bedi is a director of KEMET Corporation, serving on its Governance and Compensation Committees, and Actuant Corporation, serving on its Governance and Compensation Committees. A graduate of George Washington University with a BS degree in Mechanical Engineering, Mr. Bedi also earned an MBA degree with a concentration in finance from the University of Detroit. Mr. Bedi’s experience and education in finance lends pertinent skill to the Audit Committee and to the Board generally. Moreover, with his strong background in the automotive sector, Mr. Bedi provides the Company and the Board with in-depth knowledge of an industry that includes some of our key customers.

William O. Grabe

Mr. Grabe has served as one of our directors since April 1992. Mr. Grabe possesses broad experience in financial and technology companies. Mr. Grabe is a Managing Director of General Atlantic LLC, a private equity firm that provides capital for global growth companies, and has been affiliated with General Atlantic LLC and its predecessors since April 1992. Prior to his role at General Atlantic, Mr. Grabe was the Vice President and General Manager for the Marketing and Services group at IBM United States. Mr. Grabe is currently a director of Lenovo Group Limited (serving on its Compensation Committee) and Gartner, Inc. (serving on its Governance Committee) and previously served on the boards of Infotech Enterprises Limited (2007 to 2010) and Patni Computer Systems, Ltd. (2002 to 2011). Mr. Grabe holds a BS degree from New York University and an MBA degree from the UCLA Graduate School of Business. Mr. Grabe’s broad experience as a director of a number of public companies, along with his long career as a private equity investor and former manager at IBM and his 18-year history with the Company, allow him to bring a unique and valuable perspective to the Board.

Frederick A. Henderson

Mr. Henderson was appointed as one of our directors in April 2011. Mr. Henderson is Chairman and CEO of SunCoke Energy, Inc., the largest U.S. independent producer of metallurgical coke to the steel industry, where he has served since December 2010. He also served as a Senior Vice President of Sunoco, Inc., a petroleum refiner and chemicals manufacturer with interests in logistics, from September 2010 until the completion of SunCoke’s initial public offering and a separation from Sunoco in July 2011. Prior to his current role, he was President and CEO of General Motors Corporation (“GM”) from April 2009 until December 2009. Mr. Henderson held a number of other senior management positions during his 25 years with GM, including President and Chief Operating Officer, Vice Chairman and Chief Financial Officer, Chairman of GM Europe, President of GM Asia Pacific and President of GM Latin America, Africa and Middle East, and served as a consultant for GM during 2010 before joining Sunoco. He currently serves as a trustee of the Alfred P. Sloan Foundation. Mr. Henderson is a certified public accountant and is an “audit committee financial expert,” as defined by the rules and regulations of the SEC. Mr. Henderson’s significant accounting skills, experience in leading the initial public offering of a subsidiary of a public company, expertise in large organization management and emerging markets and experience in the auto industry, which includes some of our key customers, make him an important member of the Board and its Audit Committee.

Faye Alexander Nelson

Ms. Nelson has served as one of our directors since October 2002. Ms. Nelson is President and Chief Executive Officer of the Detroit Riverfront Conservancy, Inc., a non-profit organization formed to restore, develop and maintain the public space along Detroit’s riverfront. Prior to joining the Conservancy in November 2003, Ms. Nelson was the Vice President of Government Affairs for Wayne State University. Prior to joining Wayne State in February 1996, Ms. Nelson was employed by Kmart Corporation for 15 years where she served as Corporate Attorney and Director for Government Affairs. Ms. Nelson serves on the board of several community, civic and economic development organizations, including the Detroit Symphony Orchestra, the University of Detroit Mercy, TechTown, The Henry Ford Health System and Health Network Board. As an attorney and CEO of a non-profit organization, Ms. Nelson is well trained in areas of critical thinking, complex problem solving and finance. Ms. Nelson’s considerable leadership, development and management skills, combined with her legal and government relations experience, enable her to bring a unique and valuable perspective to the Board.

Robert C. Paul

Mr. Paul has served as our Chief Executive Officer since June 2011 and previously served as our President and Chief Operating Officer from April 2008 to June 2011. Mr. Paul brings to the Board a strong background in managing and leading a variety of technology companies. Prior to April 2008, Mr. Paul was President and Chief Operating Officer of Compuware’s Covisint division since Compuware acquired Covisint LLC in March 2004. Prior to the acquisition, Mr. Paul spent nearly three years at Covisint LLC as the Chief Executive Officer and President. From February 2007 through July 2007, Mr. Paul served on the board of Blackhawk Systems, Inc. Prior to his employment with Covisint LLC, Mr. Paul served as President of Future 3, a provider of supply chain management software applications for the automobile industry. Prior to that, he served as President and Chief Operating Officer of Coherent Networks, Inc. Mr. Paul’s industry perspective, leadership experience, intimate knowledge of Compuware and his ability to reposition technology companies for success provide an important skill set to the Board.

Glenda D. Price

Dr. Price has served as one of our directors since October 2002. Dr. Price, who is currently a private investor, served as the President of Marygrove College from 1998 through June 2006 and is currently President Emeritus. Prior to assuming her responsibilities at Marygrove, Dr. Price was the Provost at Spelman College in Atlanta from 1992 to 1998. Following her retirement from Marygrove College, Dr. Price served as the Interim President of the Michigan Colleges Foundation from January through August 2008. Dr. Price has held positions as faculty and administrator at several academic institutions, as well as practicing as a clinical laboratory scientist. Dr. Price served as a director of LaSalle Bank Corporation, a member of the ABN AMRO Group, from 2002 until 2008. Dr. Price currently serves on the board of several community, civic and educational organizations, including the Detroit Riverfront Conservancy, the Detroit Symphony Orchestra, Focus: HOPE and the Michigan Colleges Foundation. In addition to her leadership positions in various organizations, Dr. Price serves on the Audit Committee for the Detroit Riverfront Conservancy. Dr. Price’s diverse background as an educator, administrator and scientist provide her with valuable experience and the skills necessary to effectively analyze complex issues and make her a valuable member of the Board.

W. James Prowse

Mr. Prowse has served as one of our directors since December 1986. Mr. Prowse has served as the Chief Financial Officer for the Company’s Covisint subsidiary since April 2010 and served in a number of senior executive leadership roles for the Company in various departments including finance (Chief Financial Officer), marketing, human resources, corporate development and investor relations while employed by the Company from 1984 to 1999. He was a private investor from 1999 until he was rehired in 2010. In addition, from November 2008 through March 2010, Mr. Prowse performed consulting and advisory services for the Company under an independent contractor agreement. Mr. Prowse’s depth of experience in a variety of strategic leadership positions, his long history with the Company, as well as his strong financial skills, allow him to provide the Board with valuable insight into the operational and financial matters of the Company. Mr. Prowse serves on the board of directors for several non-public organizations, including CareTech Solutions (in which the Company has a 33.3% equity interest), serving on its Audit and Compensation Committees since 1999; the Karmanos Cancer Institute since 2004, serving as the chairman of the Audit Committee and as a member of the Governance Committee; and the Michigan Opera Theatre since 2006.

G. Scott Romney

Mr. Romney has served as one of our directors since January 1996. Mr. Romney has been a partner at Honigman Miller Schwartz and Cohn LLP, a law firm, since 1977. The law firm serves as counsel to us on various legal matters. Since 2008, Mr. Romney has served as a Senior Advisor to Solamere Capital LLC, a private equity fund. Mr. Romney currently serves on the non-public board of directors for Boy Scouts of America, Great Lakes Council and New Detroit Coalition. Since 2003, he has served on the board of trustees for Michigan State University College of Law and is a member of its Compensation Committee. Mr. Romney’s extensive experience in corporate law allows him to provide the Board with important insight on mergers and acquisitions and legal matters generally.

Ralph J. Szygenda

Mr. Szygenda has served as one of our directors since October 2009. Mr. Szygenda brings to the Board an in-depth knowledge of the technology industry. He served as Group Vice President, CIO of GM from 2000 through his retirement in September 2009. From 1996 to 2000 he was Vice President and CIO of GM. Prior to his role at GM, Mr. Szygenda was the Vice President and CIO of Bell Atlantic Corporation (1993 to 1996) and Vice President, CIO and General Manager of the Enterprise Systems business unit of Texas Instruments (1989 to 1993). Mr. Szygenda served as a director and member of the Audit Committee of Handleman Corporation from 2003 until April 2009 and as a director of Covisint LLC from 2001 to 2004 (prior to the acquisition of Covisint LLC by Compuware). Mr. Szygenda currently serves as a Strategic Consultant and chairman of the Advisory Board for iRise Corporation, as Senior Advisor and chairman of the Customer Advocacy Board for UST Global Corporation, as Senior Advisor to Elastic Outreach Company and, since 2003, as a member of the Dean’s Advisory Council for the Carnegie Mellon University H. John Heinz III College. Mr. Szygenda holds numerous awards and honorary degrees in recognition of his leadership and service in the computer technology and automotive engineering industries. Mr. Szygenda is currently a private investor. His skills and experience in the technology industry as a chief information officer as well as his experience in the automotive industry, which includes some of our key customers, allow him to bring valuable skills and insight to the Board.

The Board of Directors unanimously recommends a vote FOR these nominees.

ITEM NO. 2 — RATIFICATION OF APPOINTMENT OF THE INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

Deloitte & Touche LLP (“Deloitte”) has acted as our independent registered public accounting firm since fiscal 1991 and audited our consolidated financial statements for fiscal 2012. Subject to the shareholders' ratification, the Audit Committee has selected Deloitte to be our independent auditors for the fiscal year ending March 31, 2013. Before appointing Deloitte as our independent auditors to audit our books and accounts for the fiscal year ending March 31, 2013, the Audit Committee carefully considered the firm's qualifications as our independent auditors. Deloitte is registered by the Public Company Accounting Oversight Board as a registered public accounting firm.

Representatives from Deloitte are expected to be present at the 2012 Annual Meeting of Shareholders and will have the opportunity to make a statement at the meeting if they desire to do so. Their representatives will also be available to respond to audit-related questions.

As a matter of good corporate practice, we are asking our shareholders to ratify the appointment of Deloitte as the Company's independent registered public accounting firm for fiscal 2013. If the shareholders fail to ratify the appointment of Deloitte, the Audit Committee would reconsider its appointment. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent accounting firm at any time during the year if the Audit Committee determines such a change would be in our shareholders' best interests.

The Board of Directors unanimously recommends a vote FOR ratifying the appointment of Deloitte as the independent registered public accounting firm to audit the Company's fiscal 2013 consolidated financial statements.

Independent Auditor Fees

The following table sets forth the fees billed by Deloitte for services rendered to the Company for the last two fiscal years.

Fee Category	Fiscal 2012 Fees	Fiscal 2011 Fees
Audit fees	$2,255,189	$2,109,815
Audit-related fees	419,298	295,525
Tax fees	1,360,128	592,891
All other fees	21,297	8,000

Total fees	$4,055,912	$3,006,231

Audit Fees

The aggregate audit fees billed by Deloitte were for professional services rendered for the audit of our annual financial statements and the reviews of the interim financial statements included in our Forms 10-Q. The amounts in the table include $454,650 in fiscal 2012 and $469,650 in 2011 for services relating to Deloitte's audits of the effectiveness of internal controls over financial reporting.

Audit-Related Fees

Audit-related fees are for services that are reasonably related to the performance of the audit or review of our financial statements and are not reported under “Audit Fees.” In fiscal 2012, these fees included professional services rendered for process control audits and subsidiary audits unrelated to the consolidated financial statements of the Company. The amount for fiscal 2011 included professional services rendered for a process control audit, as well as fees associated with acquisition due diligence services.

Tax Fees

The aggregate fees billed by Deloitte for tax-related services were for professional services for international, federal, state and local tax compliance, tax advice and tax planning. The increase in fees from fiscal 2011 to fiscal 2012 was due primarily to additional consulting services related to the acquisition of dynaTrace Software, Inc. and an IRS submission for an advanced pricing agreement.

All Other Fees

The aggregate fees billed by Deloitte for services other than those covered under the captions “Audit Fees,” “Audit-Related Fees” and “Tax Fees” were for a subscription to their accounting research database and for compensation administration services for an international subsidiary.

Policy for Pre-Approval of Audit and Non-Audit Services

All audit services and all non-audit services our independent auditors are permitted to perform for us under applicable federal securities regulations must be approved by the Audit Committee pursuant to its pre-approval policy. As permitted by the applicable regulations, the Committee's policy utilizes a combination of specific pre-approval on a case-by-case basis of individual engagements of the independent auditors and pre-approval of specified categories of engagements. The policy provides that the duty to pre-approve may be delegated to one or more designated members of the Audit Committee, with any such pre-approval reported to the Audit Committee at its next regularly scheduled meeting.

All engagements of the independent auditor to perform any audit services and non-audit services have been approved by the Committee in accordance with the policy. The policy has not been waived in any instance.

In its review of non-audit services and its appointment of Deloitte to serve as the Company's independent registered public accounting firm for fiscal 2013, the Audit Committee considered whether the provision of such services is compatible with maintaining Deloitte's independence. The Audit Committee reviewed and considered the nature of the non-audit services provided by Deloitte to Compuware and determined the services were permitted under applicable rules, and does not consider the provision of such services by Deloitte to be incompatible with Deloitte's independence.

ITEM NO. 3 — RATIFICATION OF RIGHTS AGREEMENT

Background

The Company is a party to a Rights Agreement with Computershare Trust Company N.A. (formerly known as Equiserve Trust Company, N.A.), as rights agent, dated as of October 25, 2000 (as amended and as ratified by shareholders on August 25, 2009, the “Rights Agreement”). On March 9, 2012, the Company amended the Rights Agreement to change the “Final Expiration Date,” as defined in the Rights Agreement, from May 9, 2012 to May 9, 2015. The Board's decision to amend the Rights Agreement was not made in response to, or in anticipation of, any acquisition proposal, and is not intended to prevent a non-coercive takeover bid from being made for the Company or to keep management or the directors in office.

Just as in 2009, we are asking our shareholders to vote to ratify the Rights Agreement in connection with the recent extension of its term in an effort to determine the viewpoint of shareholders on the advisability of the Rights Agreement. Ratification of the Rights Agreement requires the affirmative vote of a majority of the votes cast on the matter by the shareholders entitled to vote at the Annual Meeting. Abstentions and broker non-votes will be disregarded for purposes of determining the number of votes cast and will have no effect on the outcome of the vote. If the Rights Agreement is not ratified by shareholders as proposed, the Board intends to reevaluate the Rights Agreement and determine whether it believes the Rights Agreement in its current form continues to be in the shareholders’ best interests. The Board may, as a result of such reevaluation and determination, terminate the Rights Agreement, modify the terms of the Rights Agreement or allow the Rights Agreement to remain in place.

Over the last 25 years, hundreds of corporations have adopted similar agreements as an anti-takeover device in an attempt to defend against abusive or otherwise undesirable attempts to acquire control, such as:

•	taking control through open-market purchases without giving the shareholders a control premium for their shares or the protections of the federal tender offer rules;

•	attempting to acquire the company at a time when the company’s common stock is undervalued and at a price that is less than the stock’s intrinsic value; and

•	attempting, through a partial tender offer, to acquire a majority interest in the company and then forcing the remaining public shareholders to accept cash and/or securities of lesser value.

The Rights Agreement discourages such attempts by making an acquisition of the Company that is not approved by the Company’s Board prohibitively expensive for the acquiror by significantly diluting the acquiror’s stock interest in the Company and increasing the number of shares of common stock that would have to be acquired. If the acquiror accumulates 20% or more of the Company’s common stock, each right granted under the Rights Agreement (“Right”) would permit the Right holder to acquire newly issued shares of common stock of the Company or, in certain circumstances, the acquiror at a price equal to half the market value for the $40.00 exercise price of the Rights. For example, for a shareholder who owned 100 common shares (with 100 Rights attached) at the time an acquiror acquired 21% of the outstanding common stock, assuming a market value of the common stock at that time of $10.00 per share, the shareholder’s Rights would permit the shareholder to acquire a total of 800 shares of common stock ($40 exercise price divided by $5 (50% of the $10 market value) times 100 Rights equals 800 shares) for $5.00 per share or a total purchase price of $4,000. Rights held by the acquiror and by certain related persons and transferees would become void. However, before an acquiror acquires more than 20% of the outstanding common stock, the Rights may be redeemed by the Board or, in certain circumstances by the shareholders, or the terms of the Rights may be modified by the Board to, among other things, exempt a particular acquiror from the dilutive effects of the Rights. These provisions have the effect of encouraging potential acquirors to negotiate with the Board before acquiring 20% or more of the common stock so that the Board may redeem or modify the Rights as part of an acquisition without triggering the dilutive effects of the Rights.

The Board believes that the Rights Agreement is in the best interests of the Company’s shareholders because it:

•

Provides a way for the Board to defend shareholders against abusive tactics used to gain control of the Company without paying all shareholders a fair premium, and to ensure that all Company shareholders are treated fairly in an acquisition of the Company;

•

Encourages anyone seeking to acquire control of the Company to negotiate in good faith with the Board and gives the Board significant negotiating power on behalf of the shareholders. This enables the Board to negotiate a fair premium for shareholders that is consistent with the intrinsic value of the Company and to block any transaction by an acquiror who is unwilling to pay a fair price (subject to the shareholders’ right to redeem the Rights under certain circumstances described below);

•

Slows the process by which a potential acquiror may gain control of the Company, thereby affording the Board additional time to evaluate a proposed transaction and, if necessary, seek alternative transactions or implement other courses of action to maximize shareholder value;

•

Provides the Board with the ability to run an effective auction of the Company or other sale process, when the Board has decided to sell the Company, and to protect a negotiated transaction from interlopers once the auction or other sale process is completed;

•

Reduces the likelihood that a potential acquiror who is unwilling to pay a sufficient premium will attempt to acquire the Company by means of an open market accumulation, a partial bid for the Company, a front-end loaded tender offer or other coercive or unfair takeover tactics, since it limits the size of the position the acquiror may take without the concurrence of the Board; and

•

Does not prevent the making of unsolicited offers or the acquisition of the Company at a full and fair price since the existence of the Rights Agreement does not eliminate the Board’s responsibility to consider acquisition proposals in a manner consistent with the directors’ fiduciary duties to shareholders.

Summary of Rights Agreement

The following is a summary of the material terms of the Rights Agreement. The statements below are only a summary, and we refer you to the full text of the Rights Agreement in its original form, which was filed as an exhibit to Form 8-A filed with the SEC on October 26, 2000; Amendments No. 1 and 2 to the Rights Agreement, which were filed with the SEC as exhibits to the Company’s Form 8-K on May 11, 2006; Amendment No. 3 which was filed with the SEC as an exhibit to the Company’s Form 8-K on February 3, 2009; and Amendment No. 4 which was filed with the SEC as an exhibit to the Company’s Form 8-K on March 16, 2012. Each statement in this summary is qualified in its entirety by reference to these documents.

General

Currently, under the terms of the Rights Agreement, each share of common stock outstanding has one Right attached to it, so that the purchase of a share of common stock is also a purchase of the attached Right. Certificates representing the Company’s common stock also represent the attached Rights. The Rights are not currently exercisable or separately tradable.

After the “Distribution Date,” which is described below, each Right will become separately tradable and initially will entitle the holder to purchase from the Company one two-thousandth of a share of Series A Junior Participating Preferred Stock (the “Preferred Shares”) at a price of $40.00 (the “Purchase Price”), subject to adjustment. Each one two-thousandth of a Preferred Share has rights that are roughly equivalent to one share of common stock. If certain circumstances occur as discussed below, the Rights would instead entitle their holders to purchase common stock of the Company or an acquiror. The Rights will expire at the close of business on May 9, 2015 (the “Final Expiration Date”), unless the Final Expiration Date is extended or unless the Rights are earlier redeemed as described below.

Events Causing Exercisability and Separate Transferability

A “Distribution Date” will occur and the Rights will become exercisable and separately tradable upon the earlier of:

(1)	the first public announcement that a person or group (other than the Company, any subsidiary, or a benefit plan of the Company or its subsidiaries), has acquired, or obtained the right to acquire, except under limited circumstances, beneficial ownership of 20% or more of the outstanding common stock; or

(2)	the close of business on the tenth business day (or such later date as the Company’s Board of Directors may determine) after the commencement of, or a public announcement of, an intention to commence (which tender offer is not terminated within such ten business days), a tender or exchange offer the consummation of which would result in a person or group becoming an Acquiring Person (as defined in the following paragraph).

Generally, a person or group whose acquisition of common stock causes the occurrence of a Distribution Date pursuant to clause (1) above (including pursuant to the completion of a tender or exchange offer described in (2)) is an “Acquiring Person.” As soon as practicable following the Distribution Date, separate Right certificates will be mailed to holders of record of the common stock as of the close of business on the Distribution Date.

Events Causing Adjustment of the Shares Acquirable Upon Exercise or the Purchase Price

Generally, if any person becomes an Acquiring Person, each holder of a Right, other than the Acquiring Person (and any affiliates and certain transferees), will then have the right to receive upon exercise and payment to the Company of the Purchase Price, instead of one-two thousandth of a Preferred Share, that number of shares of Company common stock having an average market value equal to two times the Purchase Price. Any Rights that are beneficially owned by any Acquiring Person (or any affiliate or certain transferees) will be null and void. In other words, the Rights holders, other than the Acquiring Person and certain others, may at that time purchase Company common stock at a 50% discount.

Alternatively, in the event that, after the first public announcement that a person or group has become an Acquiring Person, the Company is a party to a merger, statutory share exchange or sale of more than 50% of the Company’s assets or earning power in a transaction with an Acquiring Person or certain specified related parties or in which all holders of Company common stock are not treated alike, then each holder of a Right (except Rights that have been voided as set forth previously) shall have the right to receive upon exercise and payment to the Company of the Purchase Price, instead of one-two thousandth of a Preferred Share, common shares of the acquiring or surviving company having an average market value equal to two times the Purchase Price. In other words, the Rights holders, other than the Acquiring Person and certain others, may at that time purchase the acquiring or surviving company’s common shares at a 50% discount.

The Purchase Price payable and the number of shares issuable upon exercise of the Rights are subject to adjustment from time to time to prevent dilution upon the occurrence of specified events affecting the Preferred Shares. The number of outstanding Rights and the Purchase Price are also subject to adjustment in the event of a stock dividend on the common stock payable in common stock or subdivisions or combinations of the common stock occurring before the Distribution Date.

Redemption of the Rights

At any time before a person becomes an Acquiring Person, the Board may redeem the Rights in whole, but not in part, at a price of $.001 per Right (the “Redemption Price”), payable in cash or common stock. The Board may also redeem the Rights for a limited time after 60 days after the later of the date a person or group becomes an Acquiring Person or the effective date of a registration statement under the Securities Act of 1933 with respect to securities issuable upon exercise of the Rights.

In addition, if the Company receives a “Qualified Offer” (as defined in the following paragraph), the Rights may be redeemed by the shareholders if approved by them at a special meeting of shareholders called to vote on a resolution accepting the Qualified Offer and to authorize the redemption of the Rights pursuant to the provisions of the Agreement. The special meeting must be held within 90 business days after the Company receives a request from shareholders to hold such a meeting. If a resolution to redeem the Rights is approved at the special meeting (or if the special meeting is not held on or before the 90th business day after receipt of the request for a meeting), it will become effective immediately prior to the consummation of any Qualified Offer consummated within 60 days after the earlier of the special meeting or the 90th business day after receipt of a request for a special meeting of shareholders.

A “Qualified Offer” is a tender offer for all outstanding common stock not already beneficially owned by the person making the offer that meets all of the following conditions:

•

the same per share price is offered for all shares, and such price per share is greater than the highest closing price for the common stock during the 365 calendar day period immediately preceding the date on which the offer is commenced, represents a reasonable premium above the average of the closing prices for the five trading days immediately preceding the date on which the offer is commenced, is at least 70% cash (with any non-cash consideration consisting of common stock of the offeror), and is to be paid upon consummation of the offer;

•

if the consideration offered includes shares of common stock of the offeror, the offeror is a publicly owned United States corporation and its common stock is traded on either the New York Stock Exchange or The NASDAQ National Market (”NASDAQ”), no further shareholder approval is required to issue such common stock, no other class of voting stock of the offeror is outstanding, and the offeror shall permit the Company’s investment banking firm and legal counsel to have access to such offeror’s books, records, management, accountants and other advisers for the purpose of permitting such investment banking firm and such legal counsel to conduct a due diligence review to permit such investment banking firm to be able to render a fairness opinion with respect to the consideration being offered;

•

the offer is accompanied by written financing commitments and/or the offeror has on hand cash or cash equivalents, for the full amount of all financing necessary to consummate the offer and follow-on merger;

•

the offer is subject to a non-waivable condition that a minimum of 90% of the outstanding common stock (other than such stock owned by the offeror) will be tendered and not withdrawn as of the offer’s expiration date;

•

the offer by its terms remains open for at least 60 business days and at least 10 business days after the date of any special meeting of shareholders called under the redemption provisions, plus 15 business days after any change in price or after any bona fide alternative offer for a higher consideration is made;

•

the offer is accompanied by a written opinion of a nationally recognized investment banking firm stating that the price to be paid to holders pursuant to the offer is fair and including any written presentation of such firm showing the analysis and range of values underlying such conclusion;

•

on or before the date the offer is commenced, such person makes an irrevocable written commitment to the Company (1) to acquire, within five business days following completion of the offer, all shares of common stock not beneficially owned by such person at the same cash price per share as paid in the offer, (2) not to amend its offer to reduce the price or otherwise change the terms in a way that is adverse to tendering shareholders, and (3) if the offer is not consummated, that such person will not make another offer for the common stock within one year if at least 85% of the common stock not owned by such person has not been tendered; and

•

the offer is subject only to the conditions specified in the definition and usual and customary terms and conditions, and is not subject to any financing, funding or similar condition, nor to any condition relating to completion of or satisfaction with any due diligence or similar investigation.

Amendments

The Rights Agreement may be amended by the Board before the Distribution Date without the consent of the Right holders. After the Distribution Date, the Rights Agreement may be amended by the Board to cure any ambiguity, to correct or supplement any provision which may be defective or inconsistent with any other provision, to make changes which do not adversely affect the interests of holders of Rights (excluding the interests of any Acquiring Person), or, subject to certain limitations, to shorten or lengthen any time period under the Rights Agreement (other than a time period governing redemption at a time when the Rights are not redeemable).

Certain Effects

The Board believes that the continuation of the Rights Agreement for the reasons described above is in the shareholders’ best interests. In making your voting decision, however, you should consider that, while the Rights Agreement is not intended to prevent a takeover of the Company, it may discourage the accumulation by any person or group of more than 20% of the outstanding common shares and may have the effect of rendering more difficult or discouraging any acquisition of the Company deemed undesirable by the Board, even if shareholders disagree with the Board’s conclusion. The Rights Agreement will cause substantial dilution to a person or group that attempts to acquire the Company on terms or in a manner not approved by the Board, except pursuant to an offer conditioned upon the elimination, purchase or redemption of the Rights, either by the shareholders (if the offer is a Qualified Offer) or by the Board. Also, because the Rights Agreement may increase the price required to be paid by a potential acquiror in order to obtain control of the Company and thus discourage certain transactions, the continuing effectiveness of the Rights Agreement may reduce the likelihood of a takeover proposal being made for the common stock and discourage some offers from being made at all. This effect and the perception that it may be less likely that the Company will be acquired could have an adverse impact on the market price for the common stock.

The Board of Directors unanimously recommends a vote FOR the proposal to ratify the Rights Agreement.

ITEM NO. 4 — PROPOSAL TO APPROVE AN AMENDMENT TO

RESTATED ARTICLES OF INCORPORATION

Our Board of Directors has approved, and recommends your approval of, an amendment to our Restated Articles of Incorporation reflected in Appendix A to this proxy statement that would implement majority voting in uncontested elections of directors.

Currently, directors are elected by a plurality of votes cast so that when, as is the case this year, there are eleven board seats to be filled, the eleven nominees receiving the greatest number of votes cast at the meeting will be elected. Under the current plurality standard, in an uncontested election, a nominee theoretically could be elected with as little as a single affirmative vote, even if a substantial majority of the votes cast are “withheld” from the nominee. If the proposed amendment implementing a majority voting standard is approved, then at next year’s annual meeting and thereafter, a nominee for director in an uncontested election will be elected to our

Board if the votes cast for the nominee exceed the votes withheld from the nominee (disregarding abstentions and broker non-votes).

Under a majority vote standard, an incumbent director who fails to receive the required number of votes for election would be expected to tender his or her resignation from the Board promptly following certification of the voting results, which resignation would be conditioned upon the Board’s acceptance. The Nominating and Governance Committee will consider the tendered resignation of a director who fails to receive the required number of votes for election and recommend to the full Board whether or not to accept such resignation. The Nominating and Governance Committee, in deciding what action to recommend, and the full Board, in deciding what action to take, may consider any factors and other information they deem relevant or appropriate. The director whose resignation is under consideration will abstain from participating in any decision regarding such resignation. If the Board does not accept the resignation, the director will continue to serve until his or her successor is elected and qualified, or his or her earlier resignation or removal. Our Board will publicly disclose its decision whether to accept the resignation and the underlying rationale within 90 days after certification of the voting results. If the failure of a nominee to receive a majority of the votes cast results in a vacancy on the Board, that vacancy can be filled by action of the Board or the Board may decrease the size of the Board to eliminate the vacancy.

The amendment described above is the result of the Board’s ongoing review of a majority vote standard since last year’s annual meeting. In response to strong indications from our shareholders that a majority vote standard is preferred and the continuing trend among large public companies to move to a majority voting standard, the Board has reassessed its views on the majority voting standard and is now comfortable that adopting a majority vote standard is in the Company’s best interests and is unlikely to have a material adverse effect on the Company.

Approval of the proposed amendment will replace obsolete language in Article VIII of the Restated Articles of Incorporation with language implementing the majority voting standard in uncontested director elections as set forth in Appendix A. If the proposed amendment is not approved, the plurality voting standard will remain in effect for future elections.

The Board unanimously recommends a vote “FOR” the approval of this proposal.

ITEM NO. 5 — PROPOSAL TO APPROVE THE COMPENSATION OF

THE COMPANY’S NAMED EXECUTIVE OFFICERS

Section 14A of the Securities Exchange Act of 1934 provides the Company’s shareholders the opportunity to vote to approve, on an advisory or non-binding basis, the compensation of our Named Executive Officers (“NEOs”) as disclosed in this Proxy Statement in accordance with SEC rules. Our Board, consistent with the advisory vote of the shareholders, has determined that the opportunity to vote will occur at each annual meeting. As discussed below under the section titled “Compensation Discussion and Analysis,” or CD&A, our executive compensation promotes three critical long-term objectives tied directly to our strategic business objectives:

•	Attracting, motivating and retaining a highly qualified and effective management team to drive our financial and operational performance;

•	Delivering sustained, strong business and financial results; and

•	Building shareholder value over the long term.

The Compensation Committee believes the Company’s executive compensation programs reflect a strong pay-for-performance philosophy and are well aligned with the shareholders’ long-term interests.

We urge you to read the CD&A, which discusses our compensation philosophy and how our compensation policies and procedures support it, as well as the compensation tables and narrative disclosures which describe the compensation of our NEOs in fiscal 2012. The Compensation Committee and the Board believe that the policies and procedures described in the CD&A are effective in implementing our compensation philosophy and, for this reason, the Board recommends that the Company’s shareholders vote in favor of approving the compensation of the NEOs.

We are asking that the shareholders approve the following resolution:

RESOLVED, that the shareholders of the Company approve, on an advisory basis, the compensation of the NEOs, as disclosed in the Company’s 2012 proxy statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the accompanying compensation tables and the related narrative disclosure.

The Board unanimously recommends a vote “FOR” the above resolution.

This advisory vote on the compensation of our NEOs is not binding on the Company, the Compensation Committee, or our Board. However, the Compensation Committee and Board expect to take into account the outcome of the vote when considering future executive compensation decisions to the extent they can determine the cause or causes of a negative vote.

CORPORATE GOVERNANCE

We are committed to sound corporate governance principles. Having such principles is essential to maintaining our integrity in the marketplace and ensuring that we are managed for the long-term benefit of our shareholders. Our business affairs are overseen by our Board of Directors. Our Board strives to promote the success and continuity of our business through the selection of a qualified management team. It is also responsible for making certain that our activities are conducted responsibly and ethically.

The Board's committee charters provide the framework under which the committees are governed. The Board has adopted charters for each of its standing committees, including the Audit Committee, the Compensation Committee and the Nominating/Governance Committee. The Board has also adopted a Code of Conduct that applies to all of our employees, including our chief executive officer and chief financial officer, and a similar Code of Conduct for non-employee directors. The Codes of Conduct identify those areas in which we must act in accordance with law or regulation, and also establish the responsibilities, policies and guiding principles that will assist us in our commitment to adhere to the highest ethical standards and to conduct our business with the highest level of integrity. Our Codes of Conduct and Board committee charters are posted in the Corporate Governance section of the “Investor Relations” page at www.compuware.com. To the extent any amendment is made to the Codes of Conduct that requires disclosure under applicable SEC rules, information regarding such amendment will be posted on the Company's website.

Board of Directors

Director Independence

Our Board has determined that Dennis W. Archer, Gurminder S. Bedi, William O. Grabe, Frederick A. Henderson, Faye Alexander Nelson, Dr. Glenda D. Price, G. Scott Romney and Ralph J. Szygenda meet the independence requirements of NASDAQ in connection with their service on the Board and any committee of the Board of which they are a member. The Company has made charitable contributions in amounts we deem immaterial to organizations with which certain of our directors have affiliations. The Company also engages occasionally in immaterial transactions in the ordinary course of business for the sale of the Company’s products and services to, or the purchase of services from, entities affiliated with the directors on the same terms offered to other customers or clients. In fiscal 2012, the Company retained the law firm in which Mr. Romney is a partner to render legal services. The fees charged to the Company for such services did not exceed the greater of 5% of the law firm’s gross revenues or $200,000 during any of the past three fiscal years. In addition, the Company employs the adult son of Mr. Romney in a position that is consistent with the normal course of conducting business and at a salary that is competitive and commensurate with his responsibilities. See “Other Matters — Related Party Transactions.” The Board determined that none of the foregoing transactions or relationships would interfere with the exercise of independent judgment by these directors in carrying out their responsibilities.

Meetings

Our Board of Directors met six times in fiscal 2012. The Board strongly encourages all directors to attend our Annual Meeting of Shareholders. All of our directors attended last year's Annual Meeting of Shareholders.

Board Leadership Structure

During fiscal 2012, Peter Karmanos, Jr. served as our Chairman of the Board and Chief Executive Officer until June 19, 2011. Effective June 20, 2011, Mr. Karmanos was appointed Executive Chairman of the Board and Robert C. Paul was promoted from President/COO to Chief Executive Officer. As Executive Chairman, Mr. Karmanos remains employed by the Company with a focus on providing strategic guidance to Mr. Paul and the executive leadership team.

The Board also believes that independent oversight of management is an important component of an effective board of directors and, therefore, Gurminder S. Bedi continues in his role as Lead Independent Director. He has the responsibility of presiding over executive sessions of the Board (without the CEO or other employees present) and acting as a liaison between the independent directors, the Executive Chairman and the CEO, including facilitating organization and communication among the directors. The Board believes that the structure of an Executive Chairman of the Board, a separate Chief Executive Officer and a Lead Independent Director is appropriate and in the best interest of shareholders because it provides an effective balance between Company-specific expertise and independent oversight.

Board and Committee Roles in Risk Oversight

Our Board of Directors is responsible for analyzing and overseeing material risks we face. The Board works with our executive management team to identify the significant risks to our business. Management continually monitors four general categories of risk related to our business: financial reporting risk, strategic risk, operational risk, and legal and compliance risk. Those risks are reviewed regularly with the Board. The Board fully discusses and analyzes those risks and determines whether any action is needed to mitigate identified risks. The full Board also reviews risk management practices and any potentially significant risks in the course of its review of corporate strategy, business plans, reports of Board committee meetings and other presentations. The Board’s oversight role in this area has not affected its approach to the Board’s leadership structure at least in part due to the level of direct communication between the Board, its committees and Company employees involved in risk management.

In addition to the role of the full Board in risk oversight, the Audit Committee regularly reviews risks related to financial, legal and regulatory compliance issues. The Audit Committee oversees our system of disclosure and internal controls regarding finance, accounting, legal compliance and ethics that management and the Board have established.

The Compensation Committee annually reviews our compensation programs and practices. As part of that review, the Compensation Committee determines whether there are any compensation programs or practices that create risks that are likely to have any material adverse effect on Compuware, and if such risks are present, the Compensation Committee may require changes to our compensation programs and practices to eliminate such risks. For fiscal 2012, the Compensation Committee determined that our compensation programs and practices are conservative and create no risks that would have any material adverse effect on Compuware.

The Nominating/Governance Committee is responsible for assuring that the Board receives adequate information about the Company so that the Board can determine that our business is managed and conducted with propriety and in the best interests of shareholders. The Nominating/Governance Committee is also responsible for corporate governance oversight. In particular, the Nominating/Governance Committee may periodically gather information as a means of testing corporate operations and the integrity of management processes. Finally, the Nominating/Governance Committee reviews the conduct of the Board’s activities for compliance with applicable laws, rules and regulations.

Communications with the Board

Shareholders may communicate with the Board of Directors or any individual director by sending a letter to Compuware Corporation, One Campus Martius, Detroit, Michigan 48226-5099, Attn: Secretary (or any individual director). The Secretary will receive the correspondence and forward it to the Lead Independent Director or to any individual director or directors to whom the communication is addressed. The Secretary is authorized to review, sort and summarize all communications received prior to presenting them to the Lead Independent Director or to whichever director(s) the communication is addressed. If such communications are not a proper matter for Board attention, the Secretary is authorized to direct such communication to the appropriate department. For example, shareholder requests for materials or information will be directed to investor relations personnel.

Board Committees and Their Functions

Standing committees of the Board include an Audit Committee, a Compensation Committee and a Nominating/Governance Committee.

Board Committee Configuration

The table below illustrates board committee membership, meeting frequency and attendance for fiscal 2012.

Name	Board and Committee Meeting Attendance	Audit	Compensation	Nominating/ Governance
Peter Karmanos, Jr.	100%
Dennis W. Archer	100%		✓
Gurminder S. Bedi	100%	✓		Chair
William O. Grabe	100%		Chair	✓
Frederick A. Henderson	100%	Chair
Faye Alexander Nelson	100%			✓
Robert C. Paul	100%
Glenda D. Price	100%	✓
W. James Prowse	100%
G. Scott Romney	100%
Ralph J. Szygenda	100%		✓
Number of Committee Meetings held in fiscal 2012		4	8	4

Audit Committee

The Board determined that all the current members of our Audit Committee are independent as required by the rules of the SEC and the listing standards of NASDAQ for purposes of Audit Committee membership. In addition, the Board of Directors has determined that all members of the Audit Committee are financially literate, and that Mr. Henderson qualifies as an audit committee financial expert, as defined by the rules and regulations of the SEC.

The Audit Committee is organized and conducts its business pursuant to a written charter adopted by the Board of Directors. The Audit Committee's principal responsibilities include: (a) selection of our independent registered public accounting firm; (b) overseeing our accounting and financial reporting processes and the audit of our financial statements; and (c) assisting the Board in overseeing: (i) the integrity of our financial statements, (ii) our compliance with legal and regulatory requirements, (iii) the independent auditor's qualifications and independence, (iv) the performance of our internal audit function and independent auditor, and (v) our system of disclosure controls and procedures as well as our system of internal controls regarding finance, accounting, legal compliance and ethics. The Audit Committee also provides a channel for communication between internal auditors, the independent registered public accountants and the Board.

Report of the Audit Committee

The information contained in this report shall not be deemed to be “soliciting material” or “filed” with the SEC or subject to the liabilities of Section 18 of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), except to the extent that we specifically incorporate it by reference into a document filed under the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act.

Our management is responsible for the preparation, presentation and integrity of our financial statements. Management selects the accounting and financial reporting principles used to prepare the financial statements. Management also designs the internal controls and procedures to assure compliance with accounting and reporting standards and applicable laws and regulations. The independent registered public accountants are responsible for auditing our financial statements, expressing an opinion as to their conformity with generally accepted accounting principles, examining the Company’s system of internal controls and expressing an opinion on those controls. The Committee's responsibility is generally to monitor and oversee these processes.

In performance of its oversight function, our Audit Committee has:

•	reviewed and discussed our audited financial statements for the fiscal year ended March 31, 2012, with our management and our independent registered public accountants;

•

discussed with our independent registered public accountants the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T;

•

received the written disclosures and the letter from our independent registered public accountants required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant's communications with the Audit Committee concerning independence; and

•	discussed with our independent registered public accountants their independence.

Based on the review and discussions described above in this section, our Audit Committee recommended to our Board of Directors that the audited financial statements for the fiscal year ended March 31, 2012, be included in our Annual Report on Form 10-K for the fiscal year ended March 31, 2012, for filing with the SEC.

By the Audit Committee,
Frederick A. Henderson
Glenda D. Price
Gurminder S. Bedi

Compensation Committee

The Board determined that all the current members of our Compensation Committee are independent as required by the listing standards of NASDAQ. The Compensation Committee is organized and conducts its business pursuant to a written charter adopted by the Board of Directors. The Compensation Committee's principal responsibilities include approving compensation programs that are effective in attracting and retaining key executives, link pay to performance and are administered fairly and in the shareholders' interests. This includes making recommendations regarding executive compensation policy, administering Board- and shareholder-approved plans, approving benefit programs and making decisions for the Board with respect to the compensation of officers and key executives. The Compensation Committee is also responsible for reviewing and making recommendations to the Board regarding director compensation. The Committee periodically reviews market data and evaluates director compensation based on industry analyses. The Committee also analyzes whether director compensation should include a long-term incentive component based on a number of factors including the Company’s performance, a comparison of similar awards to directors at comparable companies, and awards made to directors in prior years. Please see section titled “Compensation Discussion and Analysis” for a further discussion of the Committee’s activities and responsibilities.

Nominating/Governance Committee

The Board determined that all the current members of our Nominating/Governance Committee are independent under the listing standards of NASDAQ. The Nominating/Governance Committee is organized and conducts its business pursuant to a written charter adopted by the Board of Directors. The Nominating/Governance Committee makes recommendations to the independent members of the Board of Directors on nominees to the Board, including nominees submitted by shareholders. The Nominating/Governance Committee is also responsible for determining that adequate information is available to the Board to determine whether the Company's business is managed with propriety and in the best interest of shareholders, and for implementing a board structure that is adequate to process and respond to this information. The members of the Nominating/Governance Committee are also designated as the Qualified Legal Compliance Committee prescribed by the Standards of Professional Conduct for Attorneys Appearing and Practicing Before the SEC in the Representation of an Issuer.

Consideration of Director Nominees.    In evaluating and determining whether to recommend a person as a candidate for election as a director, the Board considers qualifications such as relevant management and/or industry experience; high personal and professional ethics, integrity and values; desire to vigorously support the Company's diversity initiatives; a commitment to representing the long-term interests of our shareholders as a whole; independence under the rules of the SEC and the listing standards of NASDAQ; and an ability and willingness to devote the required amount of time to carry out the duties and responsibilities of directors. The Board believes that it is important that directors have diverse backgrounds and qualifications and it considers experience, education and ethnicity, among other things, when identifying and evaluating board candidates.

Identifying Director Nominees.    The Board may employ a variety of methods for identifying and evaluating director nominees. The Board regularly assesses the size of the Board, the need for particular expertise on the Board and whether any vacancies are expected due to retirement or otherwise. In the event that vacancies are anticipated, or otherwise arise, the Board would consider various potential candidates for director that may come to the Board's attention through current Board members, professional search firms, shareholders or other persons. These candidates would be evaluated at regular or special meetings of the Board, and may be considered at any point during the year.

Consideration of Candidates Recommended by Shareholders.    The Nominating/Governance Committee will consider candidates recommended by the shareholders, when nominations are properly submitted, under the criteria summarized above in “Consideration of Director Nominees.” The deadlines and procedures for shareholder submissions of director-nominees are described below under “Shareholder Proposals and Director Nominations for 2013 Annual Meeting of Shareholders.” These include, without limitation, submission to the Company of specified information relating to such candidate including information required to be disclosed in solicitations of proxies for election of directors, such candidate’s written consent to being named in the proxy statement as a nominee and to serving as a director of the Company if elected, as well as specified information about the shareholder making the submission. Following verification of the shareholder status of persons recommending candidates, the Nominating/Governance Committee will make an initial analysis of the qualifications of any candidate recommended by shareholders or others according to the criteria summarized above to determine whether the candidate is qualified for service on the Board before deciding to undertake a complete evaluation of the candidate. If a shareholder or professional search firm in connection with the nomination of a director candidate provides any materials, such materials would be forwarded to the Board as part of its review. Other than the verification of compliance with procedures and shareholder status, and the initial analysis performed by the Board, the Board would treat a potential candidate nominated by a shareholder in the same fashion as any other potential candidate during the review process.

Compensation of Directors

Standard Director Compensation Arrangement

On April 1, 2011, each of the non-employee directors received an annual cash retainer of $40,000. In addition, each non-employee director who served as the chairperson of a Board committee received an additional annual retainer as follows: $15,000 for Audit Committee chair, $10,000 for Compensation Committee chair and $7,500 for Nominating/Governance Committee chair. Non-employee directors received $2,500 for attending each Board meeting and $1,500 for attending each committee meeting. We also reimburse non-employee directors for out-of-pocket expenses they incur for director-related education and for attending Board and committee meetings.

Effective October 1, 2011, Directors no longer receive fees for attending meetings. In lieu of individual meeting fees, the Director compensation arrangement was modified to include: an annual cash retainer of $52,500; annual chairperson retainers of $30,000 for Audit Committee chair, $25,000 for Compensation Committee chair and $15,000 for Nominating/Governance Committee chair; and annual committee member retainers of $15,000 for Audit Committee members, $12,500 for Compensation Committee members and $7,500 for Nominating/Governance Committee members. The increased annual and committee chairperson retainers and the new committee member retainers are intended to compensate the Directors for meeting attendance irrespective of the number of meetings held. With the discontinuation of meeting fee payments, the additional retainer amounts were prorated for the second half of fiscal 2012 and paid to the Directors on October 1, 2011.

Directors were also permitted to defer the receipt of all or a portion of their cash compensation if they had made a written election to do so prior to the end of the previous calendar year pursuant to the 2005 Non-Employee Directors’ Deferred Compensation Plan (the “Deferred Compensation Plan”). Amounts deferred were converted to Restricted Stock Units (“Deferred Compensation RSUs”) under the LTIP that may be settled only in common shares, with each unit representing one share of common stock. The number of Deferred Compensation RSUs awarded to a director was calculated by dividing the amount of fees the director elected to defer by the fair market value of a share of Company common stock on the date the fees otherwise would have been paid. Deferred Compensation RSUs are 100% vested on the award date and underlying shares are issued at the rate of one common share per unit within 30 days of the date the director ceases to be a member of the Board (unless removed for cause) or upon a change in control of the Company. If approved by the Compensation Committee, participating directors may receive an earlier settlement in the event of an “unforeseeable emergency” that qualifies as a permissible distribution event for purposes of Section 409A of the Internal Revenue Code of 1986 (the “Code”). The holder is entitled to receive additional RSUs with a value equal to dividends declared and paid by the Company, if any, prior to issuance of the related shares upon settlement (“Dividend Equivalent Rights”).

In addition to the cash compensation described above, directors also receive a grant on each April 1 of $140,000 of Restricted Stock Units (“Annual RSUs”) under the LTIP, which may be settled only in common shares. The number of Annual RSUs awarded to a director is calculated by dividing the value of the award by the fair market value of a share of Company common stock on the date the award is granted. The Annual RSUs vest and underlying shares are issued at the rate of one common share per unit on the earliest of (i) the date before the first annual shareholders meeting following the grant date, (ii) the date the director ceases to be a member of the Board due to death or disability, or (iii) a change in control of the Company, in each case unless the director has previously elected to defer receipt of the shares until the director ceases to be a member of the Board. Annual RSUs also have Dividend Equivalent Rights. Annual RSUs that are not vested when the director ceases to be a member of the Board for any other reason immediately terminate and are forfeited.

RSUs are not transferable and holders do not have voting or other rights of shareholders until the underlying shares are issued.

Director Compensation Table

The following table sets forth information concerning the compensation during fiscal 2012 of our non-employee directors. In addition, Mr. Prowse is employed as the chief financial officer of Compuware’s Covisint subsidiary but is not an executive officer of the Company and receives no compensation as a director. Mr. Prowse’s compensation as an employee is presented below as well.

Name	FY12 Fees Earned or Paid in Cash ($)(1)	FY12 Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)	Total ($)
Dennis W. Archer	66,000	140,000	0	—	4,738	210,738
Gurminder S. Bedi	80,000	140,000	0	—		220,000
William O. Grabe	85,500	140,000	0	—	4,738	230,238
Frederick A. Henderson	79,250	140,000	0	—		219,250
Faye Alexander Nelson	62,000	140,000	0	—	4,738	206,738
Glenda D. Price	64,250	140,000	0	—		204,250
W. James Prowse	0	138,660	138,652	590,720	418,071	1,286,103
G. Scott Romney	53,750	140,000	0	—	4,738	198,488
Ralph J. Szygenda	66,000	140,000	0	—	4,738	210,738

(1)	Includes amounts converted to Deferred Compensation RSUs pursuant to the Deferred Compensation Plan. The table below shows, for each director who has deferred compensation under this arrangement, the number of Deferred Compensation RSUs at the beginning of the fiscal year, the number of Deferred Compensation RSUs awarded during the fiscal year, the amount of compensation deferred, and the number and value of Deferred Compensation RSUs held at fiscal year-end based on the closing price of our common stock on March 31, 2012.

Name	Deferred Compensation RSU Balance as of 3/31/2011 (#)	Deferred Compensation RSUs Awarded in Fiscal 2012 (#)	Grant Date Fair Value of Deferred Compensation RSUs Awarded in Fiscal 2012 ($)	Deferred Compensation RSU Balance as of 3/31/2012 (#)	Deferred Compensation RSU Value as of 3/31/2012 ($)
Dennis W. Archer	25,577	3,463	40,000	29,040	266,878
William O. Grabe	36,124	8,560	85,500	44,684	410,646
Faye Alexander Nelson	20,514	3,463	40,000	23,977	220,349
Glenda D. Price	10,830	3,463	40,000	14,293	131,353
G. Scott Romney	217	2,548	26,875	2,765	25,410

(2)

Amounts shown for the non-employee directors are the Grant Date Fair Market Value relating to the Annual RSU awards granted in fiscal 2012, determined in accordance with the Accounting Standards Codification (“ASC”) No. 718-10 “Share-Based Payment”. The assumptions we used to calculate these amounts are discussed in Note 1 to our audited consolidated financial statements included in our Annual Report on Form 10-K for the year ended March 31, 2012. The table below shows the number of Annual RSUs held by each director at the end of fiscal 2011, the number of Annual RSUs awarded during fiscal 2012, the grant date fair value of awards made during fiscal 2012, and the number and value of Annual RSUs held at year-end by each director.

Name	Annual RSU Balance as of 3/31/2011 (#)	Annual RSUs Awarded in Fiscal 2012 (#)	Grant Date Fair Value of Annual RSUs Awarded in Fiscal 2012 ($)	Annual RSUs Released in Fiscal 2012 (#)	Annual RSU Balance as of 3/31/2012 (#)	Annual RSU Value as of 3/31/2012 ($)
Dennis W. Archer	128,547	12,121	140,000	0	140,668	1,292,739
Gurminder S. Bedi	126,067	12,121	140,000	0	138,188	1,269,948
William O. Grabe	128,547	12,121	140,000	0	140,668	1,292,739
Frederick A. Henderson	0	12,121	140,000	0	12,121	111,392
Faye Alexander Nelson	126,067	12,121	140,000	0	138,188	1,269,948
Glenda D. Price	126,067	12,121	140,000	0	138,188	1,269,948
W. James Prowse	111,881	0	0	0	111,881	1,028,186
G. Scott Romney	128,547	12,121	140,000	12,121	128,547	1,181,347
Ralph J. Szygenda	26,361	12,121	140,000	0	38,482	353,650

Mr. Prowse received a grant of 14,207 RSUs on July 1, 2011, pursuant to the Company’s LTIP and the EIP for fiscal 2012. The RSUs vest as set forth in the “Compensation Discussion and Analysis — Equity Awards — Equity Awards under the EIP.” The assumptions we used to calculate RSU amounts shown for Mr. Prowse are in accordance with ASC No. 718-10 “Share Based Payment” as discussed in Note 1 to our audited consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended March 31, 2012. The fair value for each RSU is calculated based on the grant date fair market value, as defined in the LTIP (the closing sale price on the trading date immediately preceding the grant date).

(3)	There were no options granted to non-employee directors during fiscal 2012. Actual gains, if any, on stock option exercises will depend on overall market conditions and the future performance of the Company and its common stock. The table below shows the number of shares underlying the options to purchase Company stock held by each director at March 31, 2012.

Name	Aggregate Number of CPWR Stock Options Outstanding at 3/31/2012 (#)	Aggregate Number of Covisint Stock Options Outstanding at 3/31/2012 (#)
Dennis W. Archer	10,000
Gurminder S. Bedi	10,000
William O. Grabe	10,000
Frederick A. Henderson	0
Faye Alexander Nelson	10,000
Glenda D. Price	7,500
W. James Prowse	43,253	14,500
G. Scott Romney	5,000
Ralph J. Szygenda	0

Mr. Prowse received a grant of 33,253 stock options on July 1, 2011, pursuant to the Company’s LTIP and the EIP for fiscal 2012. The stock options vest as set forth in the “Compensation Discussion and Analysis —Equity Awards — Equity Awards under the EIP.” The amount shown represents the grant date fair value associated with stock options awarded, calculated in accordance with ASC No. 718-10 “Share Based Payment,” excluding any forfeiture adjustments. These amounts do not necessarily represent the amount of the benefit, if any, that Mr. Prowse may realize from the exercise of options. The assumptions we used to calculate these amounts are discussed in Note 1 to our audited consolidated financial statements included in our Annual Report on Form 10-K for the year ended March 31, 2012.

Mr. Prowse was awarded 14,500 Covisint stock options under the Covisint LTIP upon his hiring on April 1, 2010. The Covisint stock options vest upon the closing date of an initial public offering of Covisint common stock or a change in control of Covisint and, if vested, will remain exercisable until April 1, 2020, unless cancelled or terminated. The exercise price of the options is $63.18 per share, the estimated fair value per share on the date of grant. The exercise price may be paid in cash or pursuant to various cashless exercise methods described in the option agreement and the Covisint LTIP. The options will expire on August 25, 2015, if there is neither an initial public offering of Covisint common stock nor a change in control of Covisint on or before August 25, 2015. The options will also expire upon the termination of Mr. Prowse’s employment for any reason, including death or disability, or a change in control of the Company. Following termination of employment by Mr. Prowse or by the Company without cause, Mr. Prowse would have the right to exercise any vested options for up to 30 days after termination. If his employment is terminated for cause, his right to exercise terminates immediately. If his employment terminates due to death or disability, previously vested options may be exercised for 12 months after termination. In no event may exercise of the options occur after April 1, 2020.

(4)	Mr. Prowse participates in the Company’s Executive Incentive Program at the 100% level. The amount shown includes a $443,040 fiscal 2012 Annual Incentive Award paid in May 2012 and $147,680 of Long-Term Performance Cash deferred until April 2014 if Mr. Prowse remains employed. See “Compensation of Executive Officers — Compensation Discussion and Analysis” for further details.

(5)	The amount shown includes the incremental cost to the company for travel by the director’s spouse to the annual planning conference. The amount for Mr. Prowse also includes his annual salary of $413,333 paid as an employee of the Company.

Equity Ownership Guidelines — Non-Employee Directors

Beginning in fiscal 2006, the Board determined that it would be in the best interest of the Company's shareholders for the non-employee directors to have a substantial investment in our common stock. As a result, the non-employee directors are required to hold or purchase a minimum value of our common stock based on years of service as follows: $40,000 in year 1; $80,000 in year 2; $120,000 in year 3; $160,000 in year 4; and $200,000 in year 5 and beyond. Non-employee directors are expected to hold such shares during the remainder of their term of office. RSUs are taken into account in determining whether the director satisfies the above minimum ownership requirements. The date for determining compliance with the policy is the last day of the trading window under the Company’s insider trading policy that precedes the end of the first fiscal quarter of the subsequent fiscal year (for fiscal 2012, this determination date is June 15, 2012). The units are valued for this purpose based on the market value of the common stock on the determination date. As of the determination date for fiscal 2012, all of the non-employee directors serving in fiscal year 2012 exceeded the minimum ownership requirement for their years of service.

COMPENSATION OF EXECUTIVE OFFICERS

Compensation Discussion and Analysis

Executive Summary

Business Highlights

Fiscal 2012 was a successful and transformational year for Compuware. Led by our new CEO, Robert C. Paul, we believe we have crossed a major threshold in our strategic evolution into a growth company as demonstrated by our surpassing $1 billion in annual revenue for the first time since fiscal 2009 and fueled by the highest revenue growth rate we have enjoyed in a dozen years. We recognize that we still have a great deal of progress to make in improving our profitability and this is a top priority, along with sustained revenue growth, in our three-year business plan. Some of our business performance and operational highlights in fiscal 2012 included:

•	Increasing total revenue year-over-year by 8.7% to $1.01 billion.

•

Reorganizing the Company into six distinct operational business units to help us accelerate our revenue growth and increase profitability. Revenues for each of these business units increased in fiscal 2012 as follows:

o	APM increased 17% to $270.4 million;

o	Covisint application services increased 34% to $73.7 million;

o	Changepoint increased 21% to $47.9 million;

o	Mainframe increased 1% to $419.3 million;

o	Uniface increased 1% to $46.9 million; and

o	Professional Services increased 6% to $151.5 million.

•

Enhancing shareholder value by returning cash to shareholders through our stock repurchase program. We repurchased approximately 2.3 million shares of Common Stock for approximately $19 million during the fiscal year.

Changes to Our Compensation Programs to Reflect Best Practices

We held our first advisory shareholder vote on the compensation of Named Executive Officers in 2011, as required under the Dodd-Frank Act. At the 2011 annual meeting, shareholders approved our executive compensation by a wide margin. Even with their support, the Compensation Committee made significant changes to our executive compensation program consistent with best practices:

Fiscal Year 2012

•	Significantly reduced the overall annual cash incentive and long-term incentive opportunities for our top officers to bring them more in-line with compensation levels at our peer group companies; and

•

Modified the long-term incentive mix from 100% RSUs with a four year vesting schedule to one-third RSUs with a four year vesting schedule, one-third options with a four year vesting schedule, and one-third long-term performance cash with a two year vesting schedule. As in past years, the long-term performance cash is paid only to the extent the performance measures are achieved.

Fiscal Year 2013

•

Adopted a “double trigger” change in control mechanism for future equity grants by modifying, on a prospective basis, the form of grant agreements used in connection with the Executive Incentive Program (“EIP”) to provide that a change in control will result in accelerated vesting only if the participant’s employment is terminated under certain circumstances after the change in control transaction;

•	Adopted share ownership guidelines which require our senior management team to hold a specific number of Compuware shares; and

•	Adopted a Claw-Back policy.

Compensation Actions Related to Succession Planning

In fiscal 2012, we began to implement our succession plan. On June 3, 2011, the Board of Directors approved the appointment of Robert C. Paul as Chief Executive Officer. Our founder, Peter Karmanos, Jr., who had been serving as Chairman of the Board and Chief Executive Officer, remains employed by the Company as Executive Chairman until March 31, 2013. The Board also approved the hiring and appointment of Joseph R. Angileri as President and Chief Operating Officer. All of these appointments became effective June 20, 2011.

In view of the foregoing and other factors as described more fully below, the Compensation Committee and the Board approved the following special one-time long-term incentive grants to our newly appointed CEO and COO related to their respective promotion and hire:

•

granted stock options, on August 23, 2011, to Mr. Paul in recognition of his promotion to the CEO position and to further align his interests with the interests of shareholders by making a significant percentage of his earning opportunity dependent on the price of our stock increasing; and

•

granted options and restricted stock units (“RSUs”) to Mr. Angileri upon his hiring (June 20, 2011) to align his interests with shareholders, to replace pension and other earning opportunities he would relinquish as a result of leaving his position as a partner at a large public accounting firm, and to entice him to join our senior management team.

As previously noted, the above grants were special one-time awards and were in addition to our normal annual long-term incentive grants made on July 1, 2011.

Overview of Compensation Philosophy and Programs

The competition for talent in the technology industry is fierce. We believe that finding and keeping such talent is critical to growing our business for the benefit of our shareholders and employees. Accordingly, our compensation programs are intended to attract and retain highly-skilled and experienced employees, while maintaining the link between performance and pay in order to deliver sustained, strong business and financial results. We emphasize performance-based compensation by tying cash incentives to the achievement of specific performance goals and strategically granting stock options and other equity vehicles to key employees to align their long-term interests with that of our shareholders.

In addition to emphasizing performance-based compensation, we follow other compensation best practices:

•	we employ a market analysis of executive compensation relative to peer companies;

•	our compensation mix is generally weighted toward long-term incentives;

•	our restricted stock unit and stock option awards have long-term vesting schedules;

•	our equity plan prohibits the repricing of options without shareholder approval; and

•	we provide only limited perquisites to our executive officers.

In this section of the proxy statement we will explain how our compensation programs are established and how they work with respect to our CEO, CFO and the other key executive officers named in the “Summary Compensation Table” and the other tables that follow. We refer to these individuals collectively as our “Named Executive Officers” or “NEOs.” In fiscal 2012, our NEOs included the following individuals:

•	Robert C. Paul, Chief Executive Officer

•	Laura L. Fournier, Executive Vice President and Chief Financial Officer

•	Peter Karmanos, Jr., Executive Chairman

•	Joseph R. Angileri, President and Chief Operating Officer

•	Patrick A. Stayer, Chief Sales Officer and General Manager, Mainframe and Corporate Accounts (during fiscal 2012, his title was Executive Vice President, Worldwide Sales)

Our performance-based compensation philosophy applies to all of our employees, but is especially applicable to the NEOs. We believe that our NEOs and other key employees should have a significant portion of their potential annual cash compensation tied to our performance as measured by profitability and sales goals. Additionally, we seek to align their ability to earn long-term incentives directly with the interests of our shareholders through the use of equity-based incentives.

Executive Compensation Elements

Type	Form	Terms
Cash	•Salary	•Generally reviewed annually and adjusted when individual and Company performance and/or peer group metrics would merit. Paid periodically regardless of Company performance.

	•Annual Incentive Award	•Pays a percentage of salary if specific performance targets are met as set forth in the Executive Incentive Program.

	•Long-Term Performance Cash	•Calculated as one-third of the value of the Long-Term Incentive Award component, earned and prorated based on actual performance and paid after two years of continued employment.

Equity	Long-Term Incentive Awards	Awarded annually as a percentage of salary as the equity component of the Executive Incentive Program.

	•Stock Options	•Options generally vest 25% per year over four years while employed.

	AND •Restricted Stock Units (RSUs)	•RSUs generally vest 25% per year over four years while employed.

	Other Equity Awards •Performance Stock Units (PSUs)	•Limited use of PSUs for specific performance incentives.
Other	•Employee Benefits	•Customary medical, dental, life insurance, disability coverage, paid vacation and holidays provided to all eligible employees.
	•Perquisites	•Tickets to sporting and special events, travel expenses for spouse to Company events, use of automobile.

How Executive Compensation Is Determined

The Compensation Committee establishes and administers our executive compensation program. The Compensation Committee periodically reviews the Company’s philosophy regarding compensation for key employees, including the NEOs. It also reviews and considers each element of compensation in making compensation determinations. Each year, the CEO evaluates the performance of the NEOs (other than the Executive Chairman) and other Company officers. Based on his evaluation, the CEO may recommend adjustments in base salary, the structure of the cash incentive plans and the magnitude and form of the equity grants. The Compensation Committee considers these recommendations when making compensation decisions regarding compensation for executive officers other than the CEO and Executive Chairman. The Compensation Committee independently assesses the performance of the CEO and Executive Chairman, analyzes relevant competitive data (recognized industry surveys and peer group information) and presents its recommendation regarding compensation for the CEO and Executive Chairman to the independent directors of the Board for their review and approval.

The Compensation Committee reviews all elements of compensation as a whole in measuring total compensation packages against the objectives of the compensation program. The proportion of variable or incentive compensation varies with the level of an executive’s responsibility within the Company. Since the NEOs have the highest level of responsibility in the Company, the proportion of their potential incentive compensation is higher in relation to their base salaries than other employees. The Compensation Committee also reviews market data and evaluates the competitiveness of pay levels for the NEOs based on a combination of recognized industry executive compensation surveys and data gathered from annual reports and proxy statements of companies identified and approved by the Committee as the peer group.

For fiscal 2012, the Compensation Committee selected and directly engaged Towers Watson to assist with its evaluation of compensation for our executives. In addition to the work performed at the request of the Compensation Committee, Towers Watson performed other services for the Company relating to executive compensation programs for a wholly-owned subsidiary of the Company for which it was paid an immaterial amount.

Towers Watson helped develop our peer group, provided data on executive compensation practices and levels at the peer group companies, reviewed and made recommendations related to our overall compensation philosophy, and provided an evaluation of total compensation for our NEOs.

For fiscal 2012, our industry peers included the following companies:

Black Box Corporation	Parametric Technology Corporation
BMC Software Inc.	Quest Software, Inc.
Cadence Design Systems Inc.	Salesforce.com
Citrix Systems Inc.	SRA International Inc.
IHS Inc.	Synopsys Inc.
Lawson Software, Inc.	Teradata Corporation
ModusLink Global Solutions, Inc.	Tibco Software, Inc.
Novell Inc.	VeriSign Inc.
Open Text Corporation	VMWare Inc.

These companies were chosen because they are comparable to us with regard to revenue size, maturity level as established businesses, operating in the software industry and/or are direct competitors. The expertise and skills needed for executives at such companies are very similar to the skills required for our executives.

The peer group data and Towers Watson’s analyses and findings were presented to the CEO and the Compensation Committee and were used to evaluate compensation recommendations. Peer group data provides the Committee with a perspective on the magnitude and components of compensation provided to NEOs at comparable companies. This helps the Committee to set compensation at levels that support our attraction/retention objectives, and ensures that the resulting costs are reasonable based on our financial plan and that equity awards are fair and not unreasonably dilutive. Peer group data is reviewed and considered by the Compensation Committee as a reference point; however, the Compensation Committee does not formally benchmark the compensation of individual executives to any particular amount or range based upon such data. Deviations from the reference point may occur in individual cases due to an NEO’s individual contributions to the Company, tenure, experience, and other competitive factors as determined by the Committee.

The fundamentals of our executive compensation program remained the same for fiscal 2012. However, we reduced the annual and long-term incentive opportunities for the Executive Chairman (Mr. Karmanos), CEO (Mr. Paul) and CFO (Ms. Fournier). The program continues to emphasize pay for performance tied to corporate financial objectives and follows best practices to the extent they support the Company’s strategic objectives. Based on a thorough review of the pay practices at our peer group companies and consideration of the analysis prepared by Towers Watson, the Compensation Committee approved the following for the fiscal 2012 EIP, which are described in more detail below:

•	based performance measures on EPS and Revenue;

•	reduced overall target pay levels for annual and long-term incentives for specified NEOs (see table below); and

•	adjusted the long-term incentive grant mix (1/3 long-term cash, 1/3 stock options, 1/3 RSUs)

Base Salary

Similar to other companies in the technology industry, we believe that competitive base salaries play an important role in helping us attract and retain high-performing executive officers. When reviewing base salaries for officers, including the NEOs other than CEO, the Compensation Committee takes into account a number of related factors including, but not limited to, the CEO’s assessment of their individual performance and recommendation for salary level changes, the performance of the NEO’s particular organization, the NEO’s experience, level of responsibility and unique contributions to the Company and the Company’s need for certain types of expertise. These factors, along with the peer group data provided by the Committee’s independent compensation consultant, are used to determine appropriate base salaries.

The Compensation Committee independently assesses the CEO’s performance utilizing an approach similar to that used to evaluate our other NEOs (i.e., overall Company performance, accomplishment of strategic objectives, development of subordinates and other relevant measures of performance, as well as market data). Based upon its assessment, the Committee makes a recommendation to the independent directors of the Board regarding any adjustments to the CEO’s base salary.

Base salaries for fiscal 2012 were determined in accordance with the process described above. For fiscal 2012, the Compensation Committee and the independent directors approved a 7.6% increase for the CEO, Mr. Paul, upon his promotion to that position from President/COO in June 2011. The Compensation Committee also approved a starting salary of $600,000 for Mr. Angileri, the newly-hired President/COO, a 10% increase for Ms. Fournier, the CFO, and a 17.6% increase for Mr. Stayer, the CSO. There was no increase to base salary for Mr. Karmanos, the Executive Chairman, consistent with his employment contract.

Executive Incentive Program

Annual and long-term incentive opportunities are generally provided under the Executive Incentive Program, or “EIP.” The Compensation Committee, in consultation with the CEO, annually approves performance criteria and goals for measuring corporate performance for use under the EIP.

The EIP is structured to: (1) base a significant portion of compensation on the attainment of Company performance targets; (2) align the financial interests of the participants with that of the Company and the shareholders; and (3) encourage the NEOs and other key employees to work together as a team to achieve specific annual financial goals. The NEOs and other key executives work closely together and with the CEO to formulate the Company’s growth strategy and oversee the implementation of that strategy.

Reduced earning opportunity under EIP in fiscal 2012

Based on an analysis of pay levels at our peer group companies and other benchmark data, and with the recommendation of Towers Watson, the Compensation Committee determined that the annual and long-term incentives (as a percentage of salary) for select NEOs needed to be adjusted downward. The following table compares the annual and long-term incentive percentages for fiscal 2012 with the prior year’s percentages.

	FY12 Incentive Multiples (% of salary)		FY11 Incentive Multiples (% of salary)
NEO	Annual	Long-Term	Annual	Long-Term
CEO	100%	175%	200%	200%
CFO	100%	140%	200%	200%
Executive Chairman	100%	175%	n/a	n/a
COO	100%	175%	200%	200%
CSO	100%	100%	100%	100%

For fiscal 2012, the executive team shared a common set of performance goals, comprised of earnings per share (“EPS”) and revenue (“Revenue”), and EIP percentages, which we refer to as their “Annual EIP Target” and “Long-Term EIP Target.” Compared to other employees, our NEOs have the highest percentage of their total cash compensation tied to achieving the EIP performance targets due to their higher level of responsibility, consistent with our overall philosophy of basing pay on performance.

To ensure that we remain competitive with our peers in the market for executive talent, the Committee determined for fiscal 2012 that a combination of cash and equity should be awarded as the long-term component of compensation. Specifically, the long-term EIP component is divided in thirds, with one third payable in cash as Long-Term Performance Cash, one third granted in stock options and one third granted in RSUs.

To illustrate the annual and long-term incentive mix, the following table provides hypothetical examples of the fiscal 2012 EIP components at the various tiered targets for an NEO with an annual salary of $500,000 and performance levels attained at target:

Annual EIP Target	Annual Incentive Award		Long-Term EIP Target	Long-Term EIP Total Value	Long-Term Incentive Awards
	50% EPS	50% Revenue			33.3% Cash	33.3% Stock Option(1)	33.3% RSU(2)
100%	$250,000	$250,000	175%	$875,000	$291,666	$291,667	$291,667
100%	$250,000	$250,000	140%	$700,000	$233,334	$233,333	$233,333
100%	$250,000	$250,000	100%	$500,000	$166,666	$166,667	$166,667

(1)	The number of shares awarded as stock options will be determined by applying a Black-Scholes option pricing model calculation to the target dollar value.
(2)	The number of share units awarded as RSUs will be determined by dividing the target dollar value by the fair market value (closing price on the date preceding the award date) of the Company’s stock.

Performance Measures

The Compensation Committee approved performance under the fiscal 2012 EIP to be measured according to Revenue and EPS, defined as follows:

•

Revenue — defined as the sum of revenue from software license, maintenance, subscription and professional services (including application services) arrangements recognized during the fiscal year in conformity with US GAAP.

•

EPS — defined as net income, before the impact of unusual items (such as gain on divestiture of product lines; restructuring and related costs; and impairment of intangible assets), divided by the weighted average diluted shares outstanding for the year.

We chose these performance measures because we believe that our share price will increase if we grow our sales (Revenue) profitably (EPS). In addition, these performance measures are reported in our financial statements and thus our shareholders can readily assess our performance.

For fiscal 2012, there were three performance levels of attainment established for each of the EPS and Revenue components (see chart below), with cash award amounts prorated between each performance level based on actual results. If the Company met 100% of its EPS target and 100% of its Revenue target, the NEO would receive an Annual Incentive Award equal to 100% of his or her base salary, half for meeting the EPS target and half for meeting the Revenue target. If performance were below the threshold level for either component, no cash award would be earned with respect to that component. If performance exceeded the maximum level, the cash award would be capped at the maximum payout level.

	EPS Performance		Revenue Performance
	Performance Levels ($)	% of NEO Award	Performance Levels ($)	% of NEO Award
Threshold	.37	50%	960,000,000	50%
Target	.42	100%	985,000,000	100%
Maximum	.47	200%	1,060,000,000	200%

The EPS and Revenue performance levels were formulated by executive management using the fiscal year business plan for the Company as a baseline. The fiscal year business plan was reviewed and approved by the Board. Once the fiscal year business plan was approved, the performance levels applicable to the EIP were then reviewed and approved by the Compensation Committee.

Historical EIP Attainment Levels

Under the EIP, annual cash incentives are paid only if the Company’s performance meets or exceeds the minimum threshold levels of the performance targets established at the beginning of the fiscal year. Typically, the performance targets in the EIP have been aggressive, so that on a historical basis NEOs have infrequently earned cash awards at the targeted 100% level, as illustrated by the following table:

	2012	2011	2010	2009
Percent of EPS target achieved	95%	94%	96%	89%
Percent of award earned	80%	70%	80%	0%

Percent of Revenue(1) target achieved	103%	94%	104%	84%
Percent of award earned	133%	63%	119%	0%

(1)	In fiscal years 2009 through 2011, the second performance target was based on Total Sales Commitments — defined as the sum of software license, maintenance, subscription and professional services (including application services) arrangements closed during the fiscal year. Software license, maintenance, subscription and professional services arrangements closed during the year are calculated by taking US GAAP software license fees, maintenance and subscription fees and professional services fees and adding or subtracting (as appropriate) the change in the balance of deferred license, deferred maintenance, deferred subscription and deferred professional services revenue during the fiscal year excluding the impact from foreign currency translation.

Cash Incentive Awards under the EIP

If we meet or exceed the minimum thresholds, the cash incentive referred to as the “Annual Incentive Award,” is paid shortly after the fiscal year-end results of operations are final. In addition, an amount based on a targeted one-third of the long-term incentive compensation, referred to as the “Long-Term Performance Cash,” is earned but payment is deferred and paid only if the NEO remains employed by the Company for two years after the Annual Incentive Award is earned. This deferral is intended to enhance retention of skilled executives in an extremely competitive environment for experienced, executive talent.

An NEO whose employment terminates due to disability or death prior to the end of the fiscal year is entitled to a prorated payment of the Annual Incentive Award, based on the number of full months of employment during the fiscal year, if the applicable performance goal(s) are otherwise satisfied for the fiscal year. Any such prorated Annual Incentive Award would be paid to the NEO or to the NEO’s designated beneficiary or legal representative at the same time as all other Annual Incentive Awards payments. Unless the Compensation Committee determines otherwise, an Annual Incentive Award is forfeited if the NEO’s employment terminates for any reason other than disability or death before the payment date.

The Long-Term Performance Cash is forfeited if the NEO’s employment is terminated voluntarily or involuntarily after the two-year period referenced above but before payment of the cash award is made, unless the Compensation Committee determines otherwise or the termination is caused by death or disability.

In fiscal 2012, the Company’s performance exceeded the minimum thresholds for EPS and for Revenue. For purposes of the EIP, we achieved an EPS of $.40 and $1.01 billion in Revenue. These numbers exceeded the threshold level for EPS and exceeded the target level for Revenue, so that incentives were earned and paid at 80% of target for the EPS component and at 133% of target for the Revenue component.

Based on achieving these performance levels, the NEOs received Annual Incentive Award and Long-Term Performance Cash awards as follows:

Name	Annual EIP Target	Annual Incentive Award			Long-Term Performance Cash(1)	Fiscal 2012 Total EIP Cash Earned
		EPS (Paid at 80%)	Revenue (Paid at 133%)	Annual Incentive Award Total
Robert C. Paul	100%	$280,000	$465,500	$745,500	$434,875	$1,180,375
Laura L. Fournier	100%	$220,000	$365,750	$585,750	$273,350	$859,100
Peter Karmanos, Jr.	100%	$480,000	$798,000	$1,278,000	$745,500	$2,023,500
Joseph R. Angileri	100%	$240,000	$399,000	$639,000	$372,750	$1,011,750
Patrick A. Stayer	100%	$200,000	$332,500	$532,500	$177,500	$710,000

(1)	The Long-Term Performance Cash incentive is prorated based on actual results in the same manner as the Annual Incentive Award. The earning opportunity amount for Long-Term Performance Cash is calculated as one-third of the tiered Long-Term EIP Target percentage (175, 140 or 100% of base salary) set for each NEO. The actual amount awarded is determined by dividing the earning opportunity amount by two (half for EPS and half for Revenue), multiplying each half by the same respective EPS and Revenue prorated percent level applied for the Annual Incentive Award, and adding the products of those two calculations together to yield the total Long-Term Performance Cash incentive award amount.

Although the Compensation Committee has the authority under the LTIP to grant discretionary bonuses from time to time, there were no discretionary bonuses paid to the NEOs in fiscal 2012.

Equity Awards

To enhance the link between creating shareholder value and long-term incentive compensation, the Compensation Committee may grant equity awards to our NEOs. The Committee believes equity awards are an excellent way to motivate key employees to improve our financial performance and drive stock price growth. The Committee grants equity awards to the NEOs based on each NEO’s contribution to the Company, the desire to promote strategic collaboration across the entire Company, and the need to maintain competitive compensation levels within our industry. Additionally, our approach to vesting is intended to enhance retention of key talent. Equity awards are made as part of the EIP each year and occasionally are also made outside the EIP when the Committee believes circumstances warrant further grants, such as the attainment of key strategic and operational objectives or the hiring or promotion of key executives. EIP related equity grants are made as soon as practical in the new fiscal year after the Board has reviewed and approved our fiscal year financial plan and the Compensation Committee has reviewed and approved proposed salaries, EIP targets and equity awards to NEOs.

Stock options are awarded with an exercise price equal to the closing price of Compuware common stock on the last trading day immediately preceding the date of grant in accordance with the terms of our Long Term Incentive Plan (“LTIP”). Accordingly, stock options are inherently a form of performance-based compensation, as recognized under Internal Revenue Code Section 162(m), because they have value to the recipient only if the market price of the common stock increases after the date of grant. The stock options generally vest annually in equal installments over a four-year period provided that the participant remains continuously employed with the Company during that time. The stock options also vest upon a change in control of the Company or if the recipient dies or becomes disabled. If the recipient’s employment ceases for any other reason, the recipient’s right to shares of common stock subject to unvested stock options will automatically terminate. Options expire ten years after the date of grant. The stock option awards are intended to align the recipient’s interests with those of our shareholders.

Restricted stock units are granted to retain key talent and to tie the long-term financial interests of executive officers to the interests of shareholders. Each restricted stock unit represents the right to receive one share of our common stock on the vesting date. The units typically vest annually in equal installments over a four-year period provided that the recipient remains continuously employed with the Company during that time. The RSUs also vest upon a change in control of the Company or if the recipient dies or becomes disabled. If the recipient’s employment ceases for any other reason, the recipient’s right to shares of common stock subject to unvested

RSUs will automatically terminate. Once vested, the Company will issue one common share for each vested RSU. The RSUs have Dividend Equivalent Rights. Since the units have value in all market conditions, the vesting schedule provides a strong retention mechanism. The value of the underlying shares to be issued upon vesting, however, rises and falls with the market value of our common stock so that RSUs also align the interests of the recipient with our shareholders.

Equity Awards under the EIP

In June 2011, the Compensation Committee approved the EIP related grants of stock options and RSUs to be made as of July 1, 2011 to executives (other than the Executive Chairman and CEO whose awards are approved by the independent directors of the Board) under the LTIP and the EIP for fiscal 2012 based on a formula in the EIP. Under the fiscal 2012 EIP, the total value of the NEO’s Long-Term Incentive Awards was determined by multiplying an NEO’s base salary by the NEO’s Long-Term EIP Target percentage. This amount is then divided by three to yield a Long-Term EIP equity target dollar value (“Equity Value”) for each of the two equity components and the cash component of the Long-Term Incentive Award (also referred to as Long-Term Performance Cash as discussed above). To determine the number of shares awarded as stock options, the Black-Scholes option pricing model calculation was applied to the Equity Value (((base salary * Long-Term EIP Target) / 3) * Black-Scholes factor), with fractional shares being disregarded. These options have an exercise price equal to the fair market value of our stock on the date of grant. To determine the number of shares awarded as RSUs, the Equity Value was divided by the fair market value of our common stock as of the award date (((base salary * Long-Term EIP Target) / 3) / fair market value), with fractional shares being disregarded.

The formulas described above were chosen because they produce a number of option shares and restricted stock units that the Committee believes bear an appropriate relationship to the amount of cash incentive compensation and total compensation, enhance retention of key talent, and align with shareholder interests. The following table identifies the stock options and RSUs granted to NEOs on July 1, 2011 under the fiscal 2012 EIP.

Name	July 1, 2011 Base Salary	Long-Term EIP Target	Equity Value ((Base Salary * Long-Term EIP Target / 3)		FY12 EIP Equity Award Type	FY12 EIP Shares Awarded (#)	Year 1 Vest (#)	Year 2 Vest (#)	Year 3 Vest (#)	Year 4 Vest (#)
Robert C. Paul	$700,000	175%	$ $	408,333 408,333	Stock Option RSU	97,921 41,837	24,481 10,460	24,480 10,459	24,480 10,459	24,480 10,459
Laura L. Fournier	$550,000	140%	$ $	256,667 256,667	Stock Option RSU	61,550 26,297	15,388 6,575	15,388 6,574	15,387 6,574	15,387 6,574
Peter Karmanos, Jr.	$1,200,000	175%	$ $	700,000 700,000	Stock Option RSU	167,865 71,721	41,967 17,931	41,966 17,930	41,966 17,930	41,966 17,930
Joseph R. Angileri	$600,000	175%	$ $	350,000 350,000	Stock Option RSU	83,932 35,860	20,983 8,965	20,983 8,965	20,983 8,965	20,983 8,965
Patrick A. Stayer	$500,000	100%	$ $	166,667 166,667	Stock Option RSU	39,967 17,076	9,992 4,269	9,992 4,269	9,992 4,269	9,991 4,269

Fiscal 2012 Summary of EIP Awards

The following table summarizes the total actual cash incentives earned by and the equity incentives granted to the NEOs under the EIP for fiscal 2012.

Name	Annual Incentive Award		Long-Term Incentive Awards
	50% EPS (prorated)	50% Revenue (prorated)	33.3% Cash (prorated)	33.3% Stock Option (#)	33.3% RSU (#)
Robert C. Paul	$280,000	$465,500	$434,875	97,921	41,837
Laura L. Fournier	$220,000	$365,750	$273,350	61,550	26,297
Peter Karmanos, Jr.	$480,000	$798,000	$745,500	167,865	71,721
Joseph R. Angileri	$240,000	$399,000	$372,750	83,932	35,860
Patrick A. Stayer	$200,000	$332,500	$177,500	39,967	17,076

Special One-Time Equity Awards for New Leadership

As noted above, 2012 was a transformational year for us as we implemented our succession plan. Mr. Paul was promoted from President/COO to CEO in June 2011. Because of Mr. Paul’s experience in the technology industry, his prior leadership positions with us and with prior employers and his position as the officer with the highest level of responsibility within the Company, the Board views his appointment and retention as CEO as being critical to the Company’s long-term success. In recognition of his new responsibilities and to increase his incentives for enhancing Company performance and shareholder value, following a proposal by the Executive Chairman, the Compensation Committee recommended and the independent members of the Board approved a special one-time stock option grant to Mr. Paul of 3,000,000 stock options at an exercise price of $7.52, the fair market value of our common stock on the August 23, 2011 grant date. This option grant directly ties a significant portion of Mr. Paul’s long-term earning opportunity to the price of our stock, and thus is true pay for performance. If the price of our stock does not increase over the exercise price, Mr. Paul earns nothing from this grant. When including this special one-time option award, Mr. Paul’s Total Compensation (as disclosed in the last column of the Summary Compensation Table) is above the 75th percentile of our peer group. However, excluding this special one-time option award, his Total Compensation is below the 25th percentile of our peer group.

There was no formula or peer group “benchmark” used in determining the award amount. Rather, the award was the product of the Board’s business judgment, which was informed by the experience of the Board members, the input received from Mr. Karmanos, and the Board’s assessment of Mr. Paul’s performance in assuming responsibility for the Company’s day-to-day operations. The Board also took into account the vesting period of the award, the importance of retaining Mr. Paul, and the opportunities Mr. Paul would likely have if he were to seek other employment. The stock options were granted under the same terms as standard EIP grants described above, except that they will vest over three years as follows: 40% on the first anniversary of the grant date, 30% on the second anniversary and 30% on the third anniversary, subject to Mr. Paul’s continued employment with the Company through the applicable vesting date. The stock option award is structured as a long-term retention incentive for Mr. Paul and should be viewed as compensation he may earn over the 3-year vesting period depending on our stock price and not solely as compensation for fiscal 2012.

Also in furtherance of our succession plan, Joseph R. Angileri joined the Company on June 20, 2011 as President and Chief Operating Officer. Mr. Angileri, a Certified Public Accountant, is a highly experienced and talented executive with an in-depth knowledge of our business. Prior to joining Compuware, Mr. Angileri had more than 26 years of professional experience, most recently serving as Managing Partner of the Michigan region of Deloitte LLP since 2008. Mr. Angileri became a partner with that public accounting firm in 1991. During his twenty-six year career with the firm, Mr. Angileri served in a wide variety of strategic and leadership roles. In support of our recruitment efforts and as an inducement to join the Company, the Executive Chairman and CEO, following negotiations with Mr. Angileri, proposed and the Compensation Committee approved, special one-time grants of stock options and RSUs to Mr. Angileri at levels designed to replace pension and other earning opportunities he would relinquish as a result of leaving his prior firm. For that purpose, upon his hire, Mr. Angileri received 3,000,000 stock options at an exercise price of $9.43, the fair market value of our common stock on his hire date of June 20, 2011. In addition, he received 265,111 RSUs upon hire. The stock options and RSUs were granted under the same terms as standard EIP grants described above, except that they will vest over three years as follows: 40% on the first anniversary of the grant date, 30% on the second anniversary and 30% on the third anniversary.

Total Realized Compensation in Fiscal 2012

We believe it is helpful for our shareholders to understand what our top executives were actually paid in a given year. The table below reports the total compensation actually received (“Total Realized Compensation”) by each NEO during fiscal 2012. The amounts reported below differ substantially from the amounts reported in the Total column in the Summary Compensation Table in light of the SEC requirements for that table and should not be viewed as a substitute for those Total amounts. Total Realized Compensation includes Salary, discretionary bonus payments, the value realized before taxes in fiscal 2012 from the vesting of RSUs and the exercise of stock options (as also reflected in the Option Exercises and Stock Vested table), the cash incentives paid in fiscal 2012 that were earned under the EIP in prior fiscal years (fiscal 2011 Annual Incentive Award) and all other compensation (perquisites). Total Realized Compensation excludes the grant date fair value of unvested fiscal 2012 Stock Awards and Option Awards, as well as the Non-Equity Incentive Plan Compensation that was earned for fiscal 2012, but is not paid until early in fiscal 2013 (the Annual Incentive Award) and early fiscal 2015 (the Long-Term Performance Cash).

Name	Salary	Bonus	Stock (RSUs Vested)	Options (Exercised)	FY11 EIP (paid in FY12)	Other	Total Realized Compensation
Robert C. Paul	$691,667	$0	$590,304	$0	$864,500	$13,740	$2,160,211
Laura L. Fournier	$541,667	$0	$472,667	$210,000	$665,000	$2,004	$1,891,338
Peter Karmanos, Jr.	$1,200,000	$0	$1,217,199	$1,442,100	$1,596,000	$22,457	$5,477,756
Joseph R. Angileri	$470,455	$0	$0	$0	$0	$1,870	$472,325
Patrick A. Stayer	$487,500	$0	$111,749	$0	$282,625	$15,850	$897,724

Fiscal 2013 Executive Compensation Program — New Elements

“Double-Trigger” Change in Control

Prior to fiscal 2013, stock option, RSU and PSU award agreements between the Company and participants included provisions that would cause unvested options, RSU and PSUs to become immediately vested and exercisable if a “change in control” occurred, as defined in the LTIP. For awards granted on or after April 1, 2012, the standard forms of award agreements were modified so that accelerated vesting upon a change in control would occur only if the participant’s employment terminates within 12 months following the change in control, other than a termination by the Company for cause or by the participant without good reason as defined in the agreement.

Stock Ownership Guidelines

As a public company, Compuware believes that the interests of its executive leadership team must be aligned with the long-term interests of our shareholders. The most direct way to establish and maintain this alignment is to ensure that such executives have a continuing equity stake in the Company. In support of this objective, the Compensation Committee adopted formal stock ownership guidelines for senior executives of the Company beginning in fiscal 2013. The stock ownership guidelines specify that executives should hold an amount of Company stock having a value approximately equal to a percentage of salary and, if an executive owns less than the target amount of shares, he must hold 50% of after-tax shares that vest in the case of RSUs or 50% of the shares received upon exercise of stock options until the target amount is reached. This holding requirement applies until the executive meets the guideline. Management and the Compensation Committee will review the share ownership guidelines periodically. The table below illustrates the salary percentage goals established for the various executive positions.

Job Name	Target Share Ownership as % of salary
Executive Chairman	200%
Chief Executive Officer	200%
President and Chief Operating Officer	150%
Chief Financial Officer	100%
Other key executives	50%

In addition to directly owned stock, shares held in Company qualified savings plans are included in calculating ownership levels. Unexercised stock options and unvested RSUs do not count toward the ownership goals. All of the NEOs either have met these goals or are on track to meet them within the next three fiscal years.

Claw-Back Policy

The Company adopted a claw-back policy in the first quarter of fiscal 2013. One of the objectives of our compensation program is to make a substantial portion of compensation dependent on the Company’s overall financial performance. In the event of a financial restatement arising out of the willful actions, including without limitation fraud or intentional misconduct, or the gross negligence of any participant in the Company’s compensation plans or programs, including without limitation, cash award and stock incentive plans, welfare plans, or deferred compensation plans, it will be the Board’s policy that the Compensation Committee shall have the authority to determine the appropriate action to take, which may include requiring relinquishment (claw-back) of previously awarded equity-based incentive compensation and/or repayment of previously paid cash compensation to a participant under such plans and programs.

Executive Employment Agreement

In connection with the change in Mr. Karmanos’ position from Chairman and CEO to Executive Chairman, the Compensation Committee and the Board determined that the Company should enter into the Executive Employment Agreement dated July 1, 2011 (“Executive Agreement”) with Mr. Karmanos. The Executive Agreement is effective July 1, 2011 and terminates on March 31, 2013, after which Mr. Karmanos’ post-retirement consulting agreement arrangement described below will become effective. As Executive Chairman, Mr. Karmanos will continue to be actively involved in our day-to-day operations. The Compensation Committee and the Board believe the Executive Agreement is appropriate and in the Company’s best interests for a number of reasons including: the need to continue Mr. Karmanos’ role in providing strategic advice, mentoring and direction with respect to our business operations and ensuring that our executive succession plan is executed effectively during the transition to the new leadership team, in particular the new CEO and new President/COO; the need to continue to have access to his nearly 40 years of experience with the Company, our major customers, and the technology industry; and the need to provide a specific termination date of March 31, 2013 for his employment as Executive Chairman and completion of the leadership transition process.

For the term of the Executive Agreement, Mr. Karmanos will be entitled to: (i) a base salary at an annual rate of $1.2 million, which has been his base salary since fiscal 2009; and (ii) participate in the Company's EIP with annual and long-term incentive targets at 100% and 175% of his base salary, respectively. In addition, his existing stock options and RSUs will continue to vest in accordance with their terms. During the term of the Executive Agreement, Mr. Karmanos will also be eligible to continue to participate in the Company's health and other insurance benefit plans and will continue to have an office, administrative support, use of an automobile and reimbursement for all business-related expenses.

The Executive Agreement also obligates Mr. Karmanos to abide by standard confidentiality, non-disparagement and cooperation terms, as well as a covenant not to compete and not to solicit employees or customers that extends during the term of the Executive Agreement and through the second anniversary of the date on which Mr. Karmanos’ employment terminates. The Company is obligated to maintain directors and officers liability insurance during the term of the Executive Agreement and for six years thereafter on terms no less favorable than currently in effect. The Executive Agreement may be terminated by the Company at any time with 30 days notice and may be terminated by Mr. Karmanos at any time. Payments, if any, upon termination of employment prior to the expiration of the term are defined in the Executive Agreement and are described below under “Potential Payments Upon Termination or Change in Control — Executive Employment Agreement.”

Employee Benefits and Other Perquisites

Benefit Programs

The Company provides customary benefits such as medical, dental and life insurance and disability coverage to each NEO and all other eligible employees. The Company also provides vacation and other paid holidays to all employees, including the NEOs, which are comparable to those provided at similar companies.

Qualified Plans

Since 1986, the Company has maintained a qualified defined contribution plan known as the Employee Stock Ownership Plan, or “ESOP”, and 401(k) Salary Reduction Arrangement, or “401(k)”. All U.S. employees are eligible to participate immediately upon hire in the 401(k). The NEOs are eligible to contribute a portion of their salaries on a pre-tax basis to the 401(k). Historically, the Company has not provided any 401(k) match but on April 1, 2012, the Company began matching one third of the first 6% of salary contributed by each participant to the 401(k), including NEO participants.

The Company occasionally makes discretionary contributions of Company stock to the ESOP. While the Company no longer contributes shares of Company stock to the accounts of the executive officers, the NEOs continue to hold shares in their ESOP accounts and from time to time receive a pro rata allocation of the value of partial shares and interest earnings accumulated by the plan administrator in the form of common shares. There was no such allocation made in fiscal 2012.

NEOs and other employees are also permitted to participate in the Employee Stock Purchase Plan (“ESPP”) under which employees can elect to have up to 10% of their eligible compensation withheld to purchase Company stock at the close of the offering period selected from time to time by the Board. The value of the stock purchased in any calendar year cannot exceed $25,000 per employee. The purchase price is 95% of the fair market value on the last day of each offering period. The fair market value is determined as the closing market price on the market date immediately preceding the last day of the offering period.

Use of Automobiles

Under a Motorsports Sponsorship Agreement between the Company and General Motors Corporation (the “GM Marketing Agreement”), GM provides the Company with the option to use nine automobiles. Some of the NEOs have been granted the use of automobiles under the GM Marketing Agreement for which the participating NEO pays the maintenance costs incurred and the Company pays the insurance costs. For each NEO using one of these automobiles, an equivalent “lease value” is reported as IRS Form W-2 imputed income. The incremental cost to the Company is the employment tax assessed on the imputed income plus the insurance cost. Additionally, the Company pays both the insurance and maintenance costs for the vehicles used by Mr. Karmanos.

Other Perquisites

The NEOs are provided a limited number of perquisites in addition to benefits provided to our other employees. The purpose of these perquisites is to facilitate their access to work functions and personnel and encourage interactions among NEOs and others within professional, business and local communities. NEOs are provided perquisites such as tickets to sporting and special events and travel expenses for spouses to certain Company conferences. These perquisites are further discussed in footnote 5 to the Summary Compensation Table.

The Company leases a 25% share of a jet owned by an unrelated third party for business purposes at a flat monthly management fee. On occasion, the Company allows NEOs to use the jet for personal purposes. For each flight, the Company is charged a flat rate for each flight hour, catering fees for food and beverage, a variable fuel charge and local transportation (collectively, “Flight Expense”). When an NEO uses the jet for personal travel or personal business, the NEO must reimburse the Company for the Flight Expense charged to the Company. Therefore, there is no incremental cost to the Company for personal use of the jet.

Relationship of Executive Compensation to Risk

In connection with fulfilling its responsibilities, the Compensation Committee considers whether the design of the Company’s executive compensation program encourages executives to engage in excessive risk-taking. The Committee reviews the overall program design, as well as the balance between short-term and long-term compensation, the metrics used to measure performance and the award opportunity under the Company’s executive incentive program, and the implementation of other administrative features designed to mitigate risk such as vesting requirements, stock ownership guidelines, capped incentive compensation and a claw-back policy as described above. Based on its review, the Committee believes that the Company’s executive compensation program is aligned to the interests of shareholders, appropriately rewards pay for performance, and does not promote unnecessary and excessive risk.

Deductibility of Executive Compensation

Code Section 162(m) restricts the deductibility of executive compensation paid to the Company's CEO and certain other NEOs to not more than $1 million in annual compensation (including gains from vesting RSUs and the exercise of certain stock option grants). Certain performance-based compensation is exempt from this limitation if it complies with the various conditions described in Section 162(m). The LTIP and some of the Company's other option plans contain a shareholder-approved restriction on the number of options that may be granted which is intended to cause compensation realized in connection with the exercise of options granted under these plans to be exempt from the restriction on deductibility. In addition, the LTIP contains provisions that permit us to pay other performance-based compensation that would be exempt from restrictions on deductibility under Section 162(m) if properly structured. Some components of our compensation program result in payments that are subject to these restrictions on deductibility. However, the Compensation Committee has concluded that the effect on the Company’s results of operations from the limit on deductibility is not material and that it is appropriate to exceed the restrictions on deductibility under Section 162(m) to ensure that executive officers are compensated in a manner that it believes to be consistent with the best interests of the Company and its shareholders. The Committee may continue to approve non-deductible compensation in appropriate circumstances.

Termination of Employment

Employment or Severance Arrangements

We have from time to time entered into severance arrangements with executives leaving the Company. In addition, as described above, Mr. Karmanos is now employed pursuant to the Executive Agreement. Payments, if any, upon termination of his employment prior to the expiration of the term of the Executive Agreement are described below under “Potential Payments Upon Termination or Change in Control — Executive Employment Agreement.” We do not currently have a formal policy of providing salary and/or benefits continuation associated with either a change in control or termination of employment, with the exception of the provisions in our outstanding stock option grants, RSU and PSU awards that accelerate vesting upon death, disability or a change in control and the provisions of our EIP (which is subject to the LTIP) that provide prorated payment of Annual Incentive Awards and accelerated payment of earned Long-Term Performance Cash upon death or disability. Instead, such arrangements are made and structured based on circumstances prevailing at the time. We do not provide any tax gross-ups if the value of accelerated stock options, RSUs or PSUs exceeds the limits in the Code relating to “golden parachute” payments.

Post-Retirement Consulting Agreement

On March 1, 2007, the Company entered into a post-retirement consulting agreement with its then Chairman and Chief Executive Officer, Peter Karmanos, Jr. The purpose of this agreement is to allow the Company to continue to take advantage of Mr. Karmanos’ special knowledge of the industry, the Company and our customers for a period of time after his Executive Employment Agreement expires and he is no longer actively involved in our day-to-day operations. The agreement with Mr. Karmanos is described below under “Potential Payments Upon Termination or Change in Control — Post-Retirement Consulting Agreement.” The agreement was reviewed and approved by the Compensation Committee and subsequently approved by the full Board. Effective June 20, 2011, Mr. Karmanos was appointed as the Executive Chairman of the Board. He remains a full-time employee of the Company subject to the Executive Employment Agreement referenced above until March 31, 2013, at which time his post-retirement consulting agreement will become effective.

Compensation Committee Report

The information contained in this report shall not be deemed to be “soliciting material” or “filed” with the SEC or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that we specifically incorporate it by reference into a document filed under the Securities Act or the Exchange Act.

In accordance with its written charter adopted by the Board of Directors, the Compensation Committee determines and implements compensation and benefit programs for executive officers and other employees of the Company.

The Compensation Committee has reviewed and discussed with management the “Compensation Discussion and Analysis” (“CD&A”) section of this proxy statement for the fiscal year ended March 31, 2012. Based on such review and discussion, the Compensation Committee recommended to the Board that the CD&A be included in this proxy statement and incorporated by reference in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2012.

By the Compensation Committee,

William O. Grabe

Dennis W. Archer

Ralph J. Szygenda

Summary Compensation Table

The following table sets forth information concerning the compensation of (1) our Chief Executive Officer, (2) our Chief Financial Officer, and (3) each of our three other most highly compensated executive officers for services rendered in fiscal 2012 who were serving as executive officers on March 31, 2012.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)	Total ($)(6)
Robert C. Paul	2012	691,667	0	408,329	9,562,491	1,180,375	13,740	11,856,602
Chief Executive Officer	2011	650,000	0	649,994	0	1,296,750	8,740	2,605,484
	2010	550,000	165,000	1,271,229	711,350	1,641,750	11,907	4,351,236
Laura L. Fournier	2012	541,667	0	256,659	256,639	859,100	2,004	1,916,069
Chief Financial Officer	2011	500,000	0	499,996	0	997,500	2,806	2,000,302
	2010	450,000	135,000	1,461,266	0	1,343,250	0	3,389,516
Peter Karmanos, Jr.	2012	1,200,000	0	699,997	699,930	2,023,500	22,457	4,645,884
Executive Chairman	2011	1,200,000	0	1,199,993	0	2,394,000	15,548	4,809,541
	2010	1,200,000	360,000	3,222,530	0	3,582,000	227,834	8,592,364
Joseph R. Angileri	2012	470,455	0	2,849,991	12,047,263	1,011,750	1,870	16,381,329
President & Chief Operating Officer
Patrick A. Stayer	2012	487,500	0	166,662	166,646	710,000	15,850	1,546,658
Chief Sales Officer	2011	400,000	0	174,999	0	423,938	9,876	1,008,813
	2010	353,123	52,500	174,995	0	522,375	11,907	1,114,900

(1)	Represents amounts paid and accrued to the NEOs as discretionary cash bonuses for fiscal 2010 performance. Two-thirds of these amounts were paid in May 2010. The remainder was deferred and paid in April 2012 because the recipient met the continuing employment condition for Long-Term Performance Cash described above.

(2)	Represents the award date fair value associated with RSUs and PSUs awarded in the respective fiscal years, calculated in accordance with ASC No. 718-10 “Share Based Payment,” excluding any forfeiture adjustments. The assumptions we used to calculate these amounts are discussed in Note 1 to our audited consolidated financial statements included in our Annual Report on Form 10-K for the year ended March 31, 2012.

The fiscal 2010 amounts for Mr. Karmanos and Ms. Fournier include only one of the two PSU awards of 281,690 shares and 140,845 shares each that were made to Mr. Karmanos and Ms. Fournier, respectively. One award vests upon satisfaction of the Covisint Revenue Condition and the other vests upon satisfaction of the IPO Condition. The Committee will cancel one of the grants if the other vests so that the number of shares issued upon vesting of the PSUs will not exceed 281,690 shares for Mr. Karmanos and 140,845 shares for Ms. Fournier. The vesting provisions for the PSUs are discussed following the “Grants of Plan-Based Awards” table under “Equity-Based Awards — Fiscal 2010 Covisint-related Performance Awards.”

The amount for Mr. Angileri in fiscal 2012 includes the award date fair value of the special one-time RSU award. See the description of his award in “Compensation Discussion and Analysis — How Executive Compensation is Determined — Equity Awards — Special One-Time Equity Awards for New Leadership.”

(3)	Represents the grant date fair value associated with stock options awarded in the respective fiscal years, calculated in accordance with ASC No. 718-10 “Share Based Payment,” excluding any forfeiture adjustments. These amounts do not necessarily represent the amount of the benefit, if any, that the option holder may realize from the exercise of options. The assumptions we used to calculate these amounts are discussed in Note 1 to our audited consolidated financial statements included in our Annual Report on Form 10-K for the year ended March 31, 2012.

The amounts for Mr. Paul and Mr. Angileri in fiscal 2012 include the grant date fair value of options to purchase Compuware stock under special one-time grants. See the description of these awards in “Compensation Discussion and Analysis — How Executive Compensation is Determined — Equity Awards — Special One-Time Equity Awards for New Leadership.”

The amount for Mr. Paul for fiscal 2010 represents the grant date fair value of options to purchase Covisint shares granted under the Covisint LTIP. Provisions for the Covisint option are also discussed following the “Grants of Plan-Based Awards” table under “Equity-Based Awards — Fiscal 2010 Covisint-related Performance Awards.” The exercise price of the options is $52.00 per share, the estimated fair value per share on the date of grant. We used the Black-Scholes option pricing model to calculate the fair value of the Covisint option, the methodology of which is discussed in Note 1 to our audited consolidated financial statements included in our Annual Report on Form 10-K. The assumptions we used were as follows: an expected volatility of 61.54%; a risk-free interest rate of 3.46%; expected life at date of grant of eight years. Based on these factors, the grant date fair value of the Covisint option was $34.70 per share. Dividend yields were not a factor in determining fair value of stock options granted as Covisint has never issued cash dividends and does not anticipate issuing them in the future.

(4)	The table below shows the component amounts of non-equity incentive payments made to the NEOs under the EIP in fiscal 2012, 2011 and 2010. The fiscal 2012 Annual Incentive Award was paid in May 2012 and payment of the fiscal 2012 Long-Term Performance Cash, the entire amount of which is stated below, was deferred until April 2014. The fiscal 2011 Annual Incentive Award was paid in May 2011 and payment of the fiscal 2011 Long-Term Performance Cash was deferred until April 2013. The fiscal 2010 Annual Incentive Award was paid in May 2010 and payment of the fiscal 2010 Long-Term Performance Cash was deferred until and paid in April 2012. All deferred Long-Term Performance Cash is paid only if the recipient meets the continuing employment condition described above.

Name	Year	EIP Annual Incentive Award ($)	EIP Long-Term Performance Cash ($)	Total ($)
Robert C. Paul	2012	745,500	434,875	1,180,375
	2011	864,500	432,250	1,296,750
	2010	1,094,500	547,250	1,641,750

Laura L. Fournier	2012	585,750	273,350	859,100
	2011	665,000	332,500	997,500
	2010	895,500	447,750	1,343,250

Peter Karmanos, Jr.	2012	1,278,000	745,500	2,023,500
	2011	1,596,000	798,000	2,394,000
	2010	2,388,000	1,194,000	3,582,000

Joseph R. Angileri	2012	639,000	372,750	1,011,750

Patrick A. Stayer	2012	532,500	177,500	710,000
	2011	282,625	141,313	423,938
	2010	348,250	174,125	522,375

(5)	All Other Compensation includes amounts for perquisites such as use of automobiles, insurance and maintenance; tickets to sporting and special events; and travel expenses for spouses to certain Company conferences and events. Perquisites have been valued for purposes of these tables on the basis of 100% of the aggregate incremental cost to the Company. All Other Compensation in fiscal 2010 for Mr. Karmanos included reimbursement for security services at his residence. Reimbursement for these services was discontinued effective for fiscal 2011 and thus no amount is included in the table for fiscal 2011 or fiscal 2012.

(6)	See Total Realized Compensation in Fiscal 2012 in the Compensation Discussion and Analysis for a report of the compensation actually received by each NEO during the fiscal year.

Grants of Plan-Based Awards

The following table shows both the range of cash awards that could have been earned and the actual equity awards granted to the NEOs during fiscal 2012.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			All other Stock Awards: Number of Shares of Stock or Units (#)(2)	All other Option Awards: Number of Securities Under-lying Options (#)(3)	Exercise or base price of option awards ($/Sh) (4)	Closing Market Price on Grant Date ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(5)
		Threshold ($)	Target ($)	Maximum ($)
Robert C. Paul	07/01/2011					97,921	9.76	9.84	408,291
	07/01/2011				41,837			9.84	408,329
	08/23/2011					3,000,000	7.52	7.81	9,154,200
		277,084	1,108,333	2,216,666

Laura L. Fournier	07/01/2011					61,550	9.76	9.84	256,639
	07/01/2011				26,297			9.84	256,659
		201,667	806,667	1,613,334

Peter Karmanos, Jr.	07/01/2011					167,865	9.76	9.84	699,930
	07/01/2011				71,721			9.84	699,997
		475,000	1,900,000	3,800,000

Joseph R. Angileri	06/20/2011					3,000,000	9.43	9.55	11,697,300
	06/20/2011				265,111			9.55	2,499,997
	07/01/2011					83,932	9.76	9.84	349,963
	07/01/2011				35,860			9.84	349,994
		237,500	950,000	1,900,000

Patrick A. Stayer	07/01/2011					39,967	9.76	9.84	166,646
	07/01/2011				17,076			9.84	166,662
		166,667	666,667	1,333,334

(1)	Amounts shown in the table represent potential amounts that could have been earned under the EIP for performance in fiscal 2012. Actual dollar amounts paid are disclosed and reported in the Summary Compensation Table as Non-Equity Incentive Plan Compensation. The Annual Incentive Award earned in fiscal 2012 was paid in early fiscal 2013 and the Long-Term Performance Cash earned in fiscal 2012 will be paid in early fiscal 2015 if the recipient meets the continuing employment condition described above. For more information regarding the corporate goals for 2012, see “Compensation Discussion and Analysis — Executive Incentive Program.”

(2)	The July 1, 2011 awards are RSUs that vest in equal annual installments over four years as set forth above in “Compensation Discussion and Analysis — How Executive Compensation Is Determined — Equity Awards — Equity Awards under the EIP.”

The June 20, 2011 award to Mr. Angileri was made in the form of RSUs that vest over three years as set forth above in “Compensation Discussion and Analysis — How Executive Compensation Is Determined — Equity Awards — Special One-Time Equity Awards for New Leadership.”

(3)	The July 1, 2011 awards are stock options that vest in equal annual installments over four years as set forth above in “Compensation Discussion and Analysis — How Executive Compensation Is Determined — Equity Awards — Equity Awards under the EIP.”

The June 20, 2011 award to Mr. Angileri and the August 23, 2011 award to Mr. Paul are stock options that vest over three years as set forth above in “Compensation Discussion and Analysis — How Executive Compensation Is Determined — Equity Awards — Special One-Time Equity Awards for New Leadership.”

(4)	All options granted in fiscal 2012 have an exercise price equal to the grant date fair market value, as defined in the LTIP (the closing sale price on the trading date immediately preceding the grant date).

(5)	The assumptions we used to calculate the RSU and option amounts shown are in accordance with ASC No. 718-10 “Share Based Payment” as discussed in Note 1 to our audited consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended March 31, 2012. The fair value for each RSU and option is calculated based on the grant date fair market value, as defined in the LTIP (the closing sale price on the trading date immediately preceding the grant date).

Equity-Based Awards

Generally

Grants of Company equity-based awards are made under the Company’s LTIP. A limited number of options to purchase Covisint common stock have also been granted under the Covisint LTIP. The Company currently has reserved an aggregate of 41,500,000 of its common shares to be awarded under the Company’s LTIP, and Covisint has reserved 150,000 of its common shares for issuance under the Covisint LTIP, in each case subject to adjustment for forfeitures, cancellations, expirations and other terminations, and for changes made to the outstanding common shares by reason of any mergers, stock splits or similar transactions. The Company’s LTIP is administered by its Compensation Committee and the Covisint LTIP is administered by its board of directors (though compensation paid to individuals who are executive officers of the Company is also subject to oversight by the Company’s Compensation Committee). The administrator of each plan may grant stock options (incentive and nonqualified), stock appreciation rights, restricted stock, restricted stock units, performance-based cash or stock awards and cash incentive awards under the respective plan. The terms of each award are set forth in a written agreement with the recipient. All employees and directors of the Company and its subsidiaries who are selected by the Compensation Committee in its sole discretion from time to time are eligible to participate in the Company’s LTIP. Similarly, all employees and directors of Covisint, any of its subsidiaries or the Company who are selected by its board from time to time are eligible to participate in the Covisint LTIP. The following describes the Company’s LTIP and Covisint LTIP.

Options and stock appreciation rights may not be exercised after the tenth anniversary of the grant date. The exercise price of any option or stock appreciation right must not be less than the fair market value of our common shares on the grant date. Payment upon exercise of an option may be made in cash or pursuant to various cashless methods. Upon exercise of a stock appreciation right, the participant will have the right to receive the excess of the aggregate fair market value of the shares on the exercise date over the aggregate exercise price. Payments may be made to the holder in cash or common shares as specified in the grant agreement. Option and stock appreciation right awards may not include rights to dividend equivalents or reload option grants. Incentive stock options are subject to certain additional limitations.

Awards of restricted stock and restricted stock units are subject to restrictions on transferability and alienation and other restrictions as the relevant administrator may impose. Subject to applicable restrictions on transfer, recipients of restricted shares that are issued and outstanding have the same rights as other shareholders, including all voting and dividend rights, prior to vesting. Recipients of restricted stock units may receive dividend equivalent rights at the relevant administrator’s discretion. Restricted stock units may be payable in common shares or cash as of the vesting date.

Performance awards consist of the right to receive cash or common shares. The written agreement for each grant will specify the performance goal or goals, the period over which the goals are to be attained, the payment schedule if the goals are attained and other terms as the relevant administrator determines. A participant will be entitled to vote any shares that are issued and outstanding prior to satisfaction of the performance goals, and any dividends received will be reinvested in additional performance shares subject to the related performance goals.

Incentive awards may be based on the attainment of performance levels of the Company or Covisint, as the case may be, as established by the relevant administrator. Incentive awards will be paid in cash and will equal a percentage of the participant’s base salary for the fiscal year, a fixed dollar amount or some other formula determined by the relevant administrator.

The relevant administrator may designate that any award in the form of restricted stock, restricted stock units, performance shares, performance stock units or incentive awards be granted pursuant to Section 162(m) of the Code. As a result, such grants will be subject to certain additional requirements intended to satisfy the exemption for performance-based compensation under Section 162(m). The plans also contain limitations on the amount of grants if intended to comply with the performance-based compensation exemption under Section 162(m).

The plans permit the relevant administrator to determine in the grant agreement the consequences of termination of employment or services, and contain provisions in the event the grant agreement is silent. Awards are not transferable other than by will or the laws of descent and distribution or the consent of the relevant administrator, and stock options and stock appreciation rights may only be exercised by the participant during his or her lifetime.

No new awards may be granted under the Company’s LTIP after May 18, 2021, or under the Covisint LTIP after August 24, 2019. The relevant administrator may terminate the plan or the granting of any awards under the plan at any time. In addition, the relevant administrator may amend the plan and the terms of outstanding awards, but the approval of shareholders or, in the case of outstanding awards, recipients, is required for certain amendments.

Awards under the plans are generally subject to special provisions upon the occurrence of a change in control transaction of the kind described in the plans. The relevant administrator may provide that upon a change in control transaction, outstanding options and stock appreciation rights become fully exercisable; any restricted stock and RSUs become vested and transferable; any performance goals are deemed satisfied and any restrictions on any performance award immediately lapse and the awards become immediately payable; or awards may be treated in any other way as determined by the relevant administrator. The relevant administrator may also determine that upon a change in control, any outstanding option or stock appreciation right be cancelled in exchange for payment in cash, stock or other property for each vested share in an amount equal to the excess of the fair market value of the consideration to be paid in the change in control transaction over the exercise price. For awards granted on or after April 1, 2012, the standard forms of award agreements were modified so that accelerated vesting upon a change in control would occur only if the participant’s employment terminates within 12 months following the change in control, other than a termination by the Company for cause or by the participant without good reason as defined in the agreement.

Fiscal 2010 Covisint-related Performance Awards

In December 2009, the Compensation Committee approved discretionary grants of Compuware PSUs to Mr. Karmanos (281,690 PSUs) and Ms. Fournier (140,845 PSUs). The PSUs will vest if the recipient continues to be employed by the Company and upon the earlier to occur of one of the following conditions being met: (1) the Company’s Covisint subsidiary attaining total organic revenue on a US GAAP basis exceeding $150 million for any four consecutive completed calendar quarters prior to August 26, 2015 (the “Covisint Revenue Condition”); or (2) upon the closing date of an initial public offering of Covisint common stock on or prior to August 26, 2015 (the “IPO Condition”).

These PSUs also vest upon the recipient’s death, disability or a change in control of the Company. If the PSUs become vested, each PSU would be settled for one share of the Company’s common stock. The units may not be settled in cash. Although the documentation relating to the grants contemplates grants of 281,690 and 140,845 PSUs for Mr. Karmanos and Ms. Fournier, respectively, vesting on the occurrence of the Covisint Revenue Condition and a separate grant of 281,690 and 140,845 PSUs for Mr. Karmanos and Ms. Fournier, respectively, vesting on the occurrence of the IPO Condition, the grant agreements provide that the Committee reserves the right to reduce or eliminate the recipient’s right to shares of common stock subject to the PSUs at any time on or before vesting. The Committee will cancel one such grant if the other becomes vested so that the number of shares issued upon vesting of the PSUs does not exceed 281,690 and 140,845 shares for Mr. Karmanos and Ms. Fournier, respectively. If not previously vested, the PSUs will also be cancelled on the earlier of (i) the recipient ceasing to be employed by the Company; (ii) the date on which a change in control of Covisint occurs; or (iii) August 26, 2015; provided, that the Committee may cause the units not to terminate in the event the recipient ceases to be employed by the Company due to death or disability. Prior to vesting, the PSUs have Dividend Equivalent Rights but no voting rights and are not transferable except under limited circumstances provided in the LTIP.

The Committee also approved in December 2009 a grant to Mr. Paul of 20,500 Covisint stock options with an exercise price of $52.00, the estimated fair value per share (primarily using a discounted cash flow model) as of the grant date, made by the Covisint Board of Directors under the Covisint LTIP. The option exercise price may be paid in cash or pursuant to various cashless exercise methods described in the option agreement and the Covisint LTIP. The options vest upon the closing date of an initial public offering of Covisint common stock or a change in control of Covisint and, if vested, will remain exercisable until August 25, 2019, unless cancelled or terminated. The options will terminate on August 25, 2015, if there is no initial public offering of Covisint common stock or a change in control of Covisint on or before August 25, 2015. The options will also terminate upon the termination of Mr. Paul’s employment for any reason, including death or disability, or a change in control of the Company. Following termination of employment by the Company without cause or by Mr. Paul, if the options have vested, Mr. Paul would have the right to exercise for up to 30 days after termination. If his employment is terminated for cause, his right to exercise terminates immediately. If his employment terminates due to death or disability, previously vested options may be exercised for 12 months after termination. In no event may exercise of the options occur after August 25, 2019.

The Committee concurrently approved a discretionary grant of 100,450 Compuware PSUs to Mr. Paul pursuant to the Company’s LTIP. These PSUs will vest on August 26, 2015, if he continues to be employed by the Company and the Covisint Revenue Condition is satisfied. If not previously vested, these PSUs will be canceled upon the earlier of (i) the closing date of an initial public offering of Covisint common stock occurring on or before August 25, 2015; (ii) Mr. Paul ceasing to be employed by the Company; (iii) the date on which a change in control of Covisint occurs; or (iv) August 26, 2015; provided, that the Committee may cause the PSUs not to terminate in the event the recipient ceases to be employed by the Company due to death or disability. Upon vesting, Mr. Paul will receive one Company common share for each PSU. The PSUs will not be settled in cash. Prior to vesting, the PSUs have Dividend Equivalent Rights but no voting rights and are not transferable except under limited circumstances provided in the LTIP. In summary, Mr. Paul’s Covisint options will not vest if the PSUs granted to him vest, and such PSUs will not vest if the Covisint options vest.

Outstanding Equity Awards at Fiscal Year End

The following table shows all outstanding equity awards held by the NEOs as of March 31, 2012.

	Option Awards								Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable(1)		Number of Securities Underlying Unexercised Options (#) Unexercisable(1)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
Robert C. Paul	250,000						7.7300	03/01/2014
	40,000						7.4700	04/01/2014
	81,840						7.2450	06/22/2015
	85,000						7.2800	08/22/2016
	63,750		21,250				9.4000	11/08/2017
	500,000	(2)					7.8500	04/17/2018
					20,500	(4)	52.0000	08/25/2019
	0		97,921	(3)			9.7600	07/01/2021
	0		3,000,000	(6)			7.5200	08/23/2021
	—		—				—	—	24,058	221,093
	—		—				—	—	36,327	333,845
	—		—				—	—	56,488	519,125
	—		—				—	—	41,837	384,482
	—		—				—	—			100,450	(5)	923,136
Laura L. Fournier	32,500						3.4250	04/02/2013
	33,759						7.4700	04/01/2014
	80,000						7.2450	06/22/2015
	90,000						7.2800	08/22/2016
	67,500		22,500				9.4000	11/08/2017
	500,000	(2)					7.8500	04/17/2018
	0		61,550	(3)			9.7600	07/01/2021
	—		—				—	—	19,684	180,896
	—		—				—	—	29,722	273,145
	—		—				—	—	43,452	399,324
	—		—				—	—	26,297	241,669
	—		—				—	—			140,845	(5)	1,294,366	(5)
Peter Karmanos, Jr.	95,000						3.4250	04/02/2013
	97,185						7.4700	04/01/2014
	194,370						7.2450	06/22/2015
	200,000						7.2800	08/22/2016
	157,500		52,500				9.4000	11/08/2017
	500,000	(2)					7.8500	04/17/2018
	0		167,865	(3)			9.7600	07/01/2021
	—		—				—	—	52,492	482,401
	—		—				—	—	79,260	728,399
	—		—				—	—	104,286	958,388
	—		—				—	—	71,721	659,116
	—		—				—	—			281,690	(5)	2,588,731	(5)
Joseph R. Angileri	0		3,000,000	(6)			9.4300	06/20/2021
	0		83,932	(3)			9.7600	07/01/2021
	—		—				—	—	265,111	2,436,370
	—		—				—	—	35,860	329,553
Patrick A. Stayer	37,500		12,500				9.6600	11/07/2017
	300,000	(7)	200,000				7.2200	04/10/2018
	0		39,967	(3)			9.7600	07/01/2021
	—		—				—	—	11,558	106,218
	—		—				—	—	15,208	139,762
	—		—				—	—	17,076	156,928

(1)

Unless otherwise noted, 50% of the options become exercisable on the third anniversary of the date of grant, and 25% of the options vest on each of the fourth and fifth anniversaries of the date of grant. The options become 100% exercisable in the event of death, disability or a change in control. The options expire ten years after the date of grant.

(2)	30% of the options become exercisable on each of the first and second anniversary of the date of grant, and 40% of the options vest on the third anniversary of the date of grant. The options become 100% exercisable in the event of death, disability or a change in control. The options expire ten years after the date of grant.

(3)	25% of the options become exercisable on each of the first through fourth anniversary of the date of grant. The options become 100% exercisable in the event of death, disability or a change in control. The options expire ten years after the date of grant.

(4)	These options represent the right to purchase Covisint common stock and vest as set forth above in “Equity-Based Awards — Fiscal 2010 Covisint-related Performance Awards.”

(5)	The vesting provisions for the PSUs are discussed above in “Equity-Based Awards — Fiscal 2010 Covisint-related Performance Awards.” The number of units and market value amounts for Mr. Karmanos and Ms. Fournier include only one of the two PSU awards of 281,690 shares and 140,845 shares each that were made to Mr. Karmanos and Ms. Fournier, respectively. One award vests upon satisfaction of the Covisint Revenue Condition and the other vests upon satisfaction of the IPO Condition. The Committee will cancel one of the grants if the other vests so that the number of shares issued upon vesting of the PSUs will not exceed 281,690 shares for Mr. Karmanos and 140,845 shares for Ms. Fournier.

(6)	40% of the options become exercisable on the first anniversary of the date of grant, and 30% of the options vest on each of the second and third anniversary of the date of grant. The options become 100% exercisable in the event of death, disability or a change in control. The options expire ten years after the date of grant.

(7)	20% of the options become exercisable on each of the first through fifth anniversary of the date of grant. The options become 100% exercisable in the event of death, disability or a change in control. The options expire ten years after the date of grant.

Option Exercises and Stock Vested

The following table sets forth information concerning stock options exercised and RSUs vested during fiscal 2012 by each of the NEOs.

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized On Vesting ($)(2)
Robert C. Paul	0	0	61,054	590,304
Laura L. Fournier	120,000	210,000	49,032	472,667
Peter Karmanos, Jr.	570,000	1,442,100	126,887	1,217,199
Joseph R. Angileri	0	0	0	0
Patrick A. Stayer	0	0	10,849	111,749

(1)	The value is the actual gain realized by subtracting the option price from the market price received at the time of exercise multiplied by the number of shares.

(2)	The value is based on the fair market value of common stock on the day of vesting (defined as the closing sale price on the trading date immediately preceding the vest date) multiplied by the number of units vesting.

Potential Payments Upon Termination or Change in Control

Equity Vesting Acceleration

Except for the Executive Agreement and post-retirement consulting agreement with Mr. Karmanos described below, we have not entered into employment or severance agreements with any of the current NEOs. However, the NEOs have unvested options, RSUs and PSUs that would immediately become exercisable due to their death or permanent disability or a change in control of the Company. The following table shows the value of the options, RSUs and PSUs that would have become exercisable by each NEO if, on March 31, 2012 (the last business day of fiscal 2012), they were to die or become disabled or there were a change in control of the Company. The Option Amount was determined by multiplying the difference between $9.19 (the closing market price on March 31, 2012) and the option exercise price by the number of unvested options that would have vested due to such an event. Options with an exercise price of $9.19 or more and options that fully vested prior to March 31, 2012, were disregarded. The RSU/PSU Amount was calculated by multiplying the number of unvested units by $9.19 (the closing market price on March 31, 2012).

Name	Option Amount ($)	RSU/PSU Amount ($)
Robert C. Paul	5,010,000	2,381,680	(1)
Laura L. Fournier	0	2,389,400	(2)
Peter Karmanos, Jr.	0	5,417,035	(2)
Joseph R. Angileri	0	2,765,923
Patrick A. Stayer	394,000	402,908

(1)	Excludes Mr. Paul’s Covisint stock options, which cancel at termination, death, disability or change in control of the Company.

(2)	The RSU/PSU Amount for Mr. Karmanos and Ms. Fournier includes only one of the two PSU awards of 281,690 shares and 140,845 shares each that were made to Mr. Karmanos and Ms. Fournier, respectively. One award vests upon satisfaction of the Covisint Revenue Condition and the other vests upon satisfaction of the IPO Condition. The Committee will cancel one of the grants if the other vests so that the number of shares issued upon vesting of the PSUs will not exceed 281,690 shares for Mr. Karmanos and 140,845 shares for Ms. Fournier.

Executive Employment Agreement

As described in the Compensation Discussion and Analysis section of this proxy statement, the Company entered into an Executive Agreement with our Executive Chairman, Peter Karmanos, Jr. with an effective date of July 1, 2011, and a termination date of March 31, 2013, after which Mr. Karmanos’ post-retirement consulting agreement arrangement described below will become effective. For the term of the Executive Agreement, Mr. Karmanos will be entitled to: (i) a base salary at an annual rate of $1,200,000; and (ii) participate in the Company's EIP with annual and long-term incentive targets at 100% and 175% of his base salary, respectively. His existing stock options and RSUs will continue to vest in accordance with their terms. During the term of the Executive Agreement, Mr. Karmanos will also be eligible to continue to participate in the Company's health and other insurance benefit plans and will continue to have an office, administrative support, use of automobile and reimbursement for all business-related expenses. Had Mr. Karmanos’ employment been terminated by the Company without cause on March 31, 2012, he would have been entitled to an annual salary of $1,200,000 for the remaining year of the term, payable in equal semi-monthly installments, beginning April 15, 2012; an earned fiscal 2012 EIP award of $1,278,000; in April 2012 $1,194,000 (Long-Term Performance Cash from fiscal 2010) and $120,000 (Long-Term Discretionary Bonus from fiscal 2010); in April 2013 $798,000 (Long-Term Performance Cash from fiscal 2011); and in April 2014 $745,500 (Long-Term Performance Cash from fiscal 2012). In addition, we estimate the cost of allowing his continued participation in our benefit plans, providing an office and the other additional benefits listed above during the one-year period to be approximately $41,000.

The Executive Agreement also provides for similar benefits if it is terminated under certain circumstances as follows:

Termination Event	Benefits To Be Paid

By the Company without Cause (with or without a change in control)

•Remaining salary payment due over the remaining term, payable in equal semi-monthly installments (as if termination has not occurred)

•The prorated portion of his annual and long-term EIP awards to the extent the applicable performance goals are achieved for the year

•Other benefits provided in the Executive Agreement through the remaining term

•Previously granted unvested stock options become immediately exercisable

By the Company with Cause	•Salary payment due through the date of termination •Health benefit coverage to the extent eligible under COBRA and required by law •Post-retirement consulting agreement becomes void

Termination by Mr. Karmanos

•Salary payment due through the date of termination

•The prorated portion of his annual and long-term EIP awards to the extent the applicable performance goals are achieved for the year

•Health benefit coverage to the extent eligible under COBRA and required by law

•Previously granted vested stock options are exercisable in accordance with the Company’s equity plans and related option agreements

Termination due to death or disability of Mr. Karmanos

•Remaining salary payment due over the remaining term, paid in a lump sum

•All outstanding EIP awards immediately vest and paid in lump sum

•Reimbursement for COBRA premiums to his spouse for 24 months participation in the Company’s medical, dental, vision and hospitalization plans

•Other benefits provided in the Executive Agreement through the remaining term

•Previously granted unvested stock options and RSUs become immediately exercisable in accordance with the Company’s equity plans and related agreements

The Company's obligations end if the Company terminates Mr. Karmanos’ employment for Cause. “Cause” is defined in the Executive Agreement as any one or more of the following: (i) the commission of an act of embezzlement, fraud or dishonesty, (ii) the deliberate disregard of the rules or policies of the Company which results in material loss, damage or injury to the Company, whether directly or indirectly, (iii) the unauthorized disclosure of any trade secret or confidential information of the Company, (iv) the breach by Mr. Karmanos of any agreement with the Company, including without limitation any noncompetition agreement between Mr. Karmanos and the Company, (v) the willful failure by Mr. Karmanos to perform his material responsibilities to the Company, or (vi) violation of Compuware’s Employee Code of Conduct.

The Executive Agreement contains no additional benefits for termination following a change in control. To the extent that benefits payable under the Executive Agreement would be subject to an excise tax under Code Section 4999, then the amounts payable will be reduced so as not to require excise tax.

Post-Retirement Consulting Agreement

On March 1, 2007, we entered into a post-retirement consulting agreement with Mr. Karmanos, who at that time was our Chairman and CEO. That agreement provides that upon retirement as Chairman and CEO, Mr. Karmanos will continue to be employed by the Company in a consulting role and will be entitled to receive: (i) one year's salary at the amount in effect on his retirement date, payable over a four-year period, or $300,000 each year for four years, whichever is greater, referred to as the “Salary Payment”; and (ii) earned cash awards under the Company's EIP. In addition, his existing stock options will continue to vest in accordance with their terms. During the four-year term of the agreement, Mr. Karmanos will also be eligible to continue to participate in all the Company's benefit plans and will continue to receive an office, administrative support, use of automobile and reimbursement for all business-related expenses. If Mr. Karmanos’ employment status had changed to employee consultant on March 31, 2012, he would have been entitled to an annual salary of $300,000 for four years, payable in equal monthly installments, beginning April 30, 2012; an earned fiscal 2012 EIP award of $1,278,000; in April 2012 $1,194,000 (Long-Term Performance Cash from fiscal 2010) and $120,000 (Long-Term Discretionary Bonus from fiscal 2010); in April 2013 $798,000 (Long-Term Performance Cash from fiscal 2011); and in April 2014 $745,500 (Long-Term Performance Cash from fiscal 2012). In addition, we estimate the cost of allowing his continued participation in our benefit plans, providing an office and the other additional benefits listed above during the four-year period to be approximately $41,000 per year.

The agreement also provides for similar benefits if the agreement is terminated under certain circumstances as follows:

Termination Event	Benefits To Be Paid

By the Company without cause or by Mr. Karmanos with cause

•Remaining Salary Payment due over the remaining term, payable in equal monthly installments (as if termination has not occurred)

•Cash awards and bonuses earned through termination date

•Other benefits provided in the agreement through the remaining term

•Previously granted unvested stock options become immediately exercisable

Termination by Mr. Karmanos without cause

•Salary Payment due through the date of termination

•Cash awards and bonuses earned through termination date

•Previously granted vested stock options are exercisable in accordance with the Company’s equity plans and related option agreements

Termination due to death or disability of Mr. Karmanos

•Remaining Salary Payment due over the remaining term, paid in a lump sum

•Participation by his spouse for 24 months at Company expense in the Company’s medical, dental, vision and hospitalization plans

•Previously granted unvested stock options and RSUs become immediately exercisable in accordance with the Company’s equity plans and related agreements

The Company's obligations terminate if the Company terminates the agreement due to Mr. Karmanos’ illegal conduct or gross misconduct that is materially damaging to the Company. Mr. Karmanos may terminate the agreement (1) upon the Company’s breach of any material provision of the agreement that remains uncured for 10 days following notice of the breach; (2) if the Company’s principal office is relocated outside the Detroit, Michigan metropolitan area; or (3) if the Company fails to pay any amounts due under the agreement. Mr. Karmanos is required during the term of the agreement to continue to comply with the provisions of our standard employee agreement, which requires that he not disclose the Company’s confidential information, and that he comply with our Code of Conduct. He will also be prohibited under the standard employee agreement, during the term of the consulting agreement and for one year thereafter, from competing with us, soliciting our clients and soliciting or recruiting our employees.

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, and persons who own more than 10% of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of our common shares and other equity securities. Officers, directors and greater-than-10% shareholders are required by SEC regulations to furnish us with copies of all Section 16(a) reports they file.

To our knowledge, based solely on our review of the copies of such reports furnished to us during or with respect to fiscal 2012, or written representations that no Form 5 was required, we believe that all Section 16(a) filing requirements applicable to our officers, directors and greater-than-10% beneficial owners were met during fiscal 2012, with the exception of the following late filings: one late Form 4 filed by each of Mr. Karmanos, Ms. Fournier, Mr. Paul, Mr. Angileri, Mr. Stayer, Mr. Prowse, Ms. Starr, Mr. Czarnik and Mr. Follis to report the July 1, 2011 RSU award under the fiscal 2012 EIP.

Related-party Transactions

Transactions between the Company and its executive officers and directors are subject to the limitations on conflicts of interest contained in the Company’s Codes of Conduct. To the extent any such transactions are proposed, they are subject to approval by the Audit Committee of the Board of Directors in accordance with the Audit Committee’s charter, applicable law and applicable NASDAQ rules, which require that any such transactions required to be disclosed in the Company’s proxy statement be approved by a committee of independent directors of the Company’s Board of Directors. The Audit Committee charter specifically references the Audit Committee’s responsibility to approve such transactions but the approval policy is not formally reduced to writing. The Audit Committee carries out its responsibility to review and approve related party transactions according to a regular approval process as described below.

A list of related parties and continuing related party transactions is compiled annually by the Company based in part upon responses to the annual Directors and Officers Questionnaire. The Audit Committee annually reviews and approves these continuing related-party transactions and ratifies immaterial and ordinary course transactions from the prior fiscal year. In addition, the Chief Financial Officer and her staff in the course of their duties identify proposed transactions with related parties. Those that involve payments in excess of an immaterial amount that are not: (i) ordinary sales of the Company’s products and services at standard prices; or (ii) purchases of an immaterial amount of goods and services by the Company at standard prices, are submitted to the Audit Committee for approval prior to execution. Related party transactions that are immaterial or ordinary course are reported on a quarterly basis to the Audit Committee by the Chief Financial Officer.

In fiscal 2012, we paid a total of $2,181,413 in ticket, advertising and suite license fees to certain major and minor league sports venues, including arenas and teams located in Raleigh, North Carolina; Plymouth, Michigan and Ft. Myers, Florida. These arenas and teams are owned, managed or controlled by entities owned and controlled by interests of Peter Karmanos, Jr., our Executive Chairman of the Board, namely Compuware Sports Corporation (“CSC”) and the Carolina Hurricanes and Gale Force Sports & Entertainment, LLC (collectively referred to as “GFSE”). This amount includes payments made by the Company as follows:

•

$1,000,000 to CSC under a Promotion Agreement dated September 8, 1992, which requires CSC to undertake certain promotional activities on behalf of the Company. The Promotion Agreement automatically renews for successive one-year terms, unless terminated by either party with 60 days notice.

•	$250,000 to CSC under a separate promotion agreement through which the Company sponsors ticket contributions to benefit community organizations, schools and non-profit programs.

•

$250,000 to GFSE and CSC under an Advertising Agreement, dated December 1, 1996, which includes the right to name the Plymouth, Michigan arena “Compuware Arena” and the placement of fixed advertising in and about the arena. The Advertising Agreement will terminate on November 30, 2016.

•	$197,668 to GFSE for license fees for suites in the Raleigh, NC and Plymouth, MI arenas.

•	$483,745 to GFSE under sponsorship agreements for various signage at the Raleigh, NC arena and special advertising promotions.

The Company employs the adult son of Mr. Romney as a sales executive. This individual, who does not reside with and is not supported financially by Mr. Romney, earned compensation for fiscal 2012 of $216,194, which is commensurate with his peers. Mr. Romney’s son is employed on an “at will” basis and compensated on the same basis as the Company’s other employees of similar function, seniority and responsibility without regard to his relationship with Mr. Romney.

Mr. Romney is a partner in the law firm of Honigman Miller Schwartz and Cohn LLP. We engaged the Honigman firm to perform legal services in fiscal 2012 and paid professional fees to the firm totaling $283,855. The amount paid to the Honigman firm during fiscal 2012 is less than 5% of Honigman’s gross revenues for that time period. We expect to continue to engage the Honigman firm to perform legal services in fiscal 2013.

Expense of Soliciting Proxies

We will bear the expense of Internet web site hosting and soliciting proxies, including the cost of preparing, printing and mailing the Notice of Internet Availability of Proxy Materials, the Notice of the 2012 Annual Meeting of Shareholders, the Proxy Statement, the 2012 Annual Report and the accompanying proxy card. These materials are being sent to brokers, nominees and other shareholders of record by U.S. mail or by electronic mail if so requested, and to employees who are shareholders by internal electronic mail. The Notice of the 2012 Annual Meeting of Shareholders, the Proxy Statement and the 2012 Annual Report will be available to view on the Internet web site. Each shareholder may request that copies of these materials and an accompanying proxy card be distributed to them directly either by U.S. mail or by electronic mail.

We may supplement our solicitation of proxies by mail with personal interview, telephone or facsimile solicitation by our directors, officers and other regular employees. We will not pay any special compensation to them for these services. We have also retained Eagle Rock Proxy Advisors to assist in our solicitation of proxies, at an approximate cost of $7,000, plus reasonable expenses. We will request that brokers, nominees and other similar record-holders forward proxy materials to the beneficial owners of our common shares, and we will reimburse them upon request for their reasonable expenses incurred in forwarding such material.

SHAREHOLDER PROPOSALS AND

DIRECTOR NOMINATIONS FOR 2013 ANNUAL MEETING OF SHAREHOLDERS

Proposals of shareholders that are intended to be presented at our 2013 Annual Meeting of Shareholders must be received by our Secretary at our offices, One Campus Martius, Detroit, Michigan 48226-5099, no later than March 21, 2013, to be considered for inclusion in our Proxy Statement and proxy card relating to that meeting. In addition, our bylaws provide that, in order for a shareholder proposal or nomination to be properly brought before the 2013 Annual Meeting, we must receive written notice of such proposal or nomination and the information required by the bylaws on or before May 30, 2013, but not before April 30, 2013. If the date for the 2013 Annual Meeting of Shareholders is significantly different than the first anniversary of the 2012 Annual Meeting of Shareholders, the bylaws and SEC rules provide for an adjustment to the notice periods described above. All proposals for director-nominees or matters to be considered and voted upon by shareholders at the meeting, whether intended to be included in the Company's proxy or not, should be sent by certified mail, return receipt requested and should satisfy the applicable informational requirements contained in the Company's bylaws and the rules of the SEC. We expect the persons named as proxies for the 2012 Annual Meeting of Shareholders to use their discretionary voting authority, to the extent permitted by law, with respect to any proposal presented at that meeting by a shareholder who does not provide us with written notice of such proposal complying with the applicable requirements on or before such date.

APPENDIX A — Proposed Amendment to the Compuware Corporation Restated Articles of Incorporation

ARTICLE VIII

(1) Majority Vote. Each director to be elected by shareholders shall be elected by the vote of the majority of the votes cast at any meeting for the election of directors at which a quorum is present. For purposes hereof, a majority of votes cast shall mean that the number of shares voted “for” a director’s election exceeds the number of shares voted “withhold” with respect to that director’s election. Abstentions and broker non-votes with respect to that director’s election shall be disregarded for purposes of determining whether a majority vote was received. Notwithstanding the foregoing, in the event of a contested election of directors, directors shall be elected by the vote of a plurality of the votes cast at any meeting for the election of directors at which a quorum is present. For purposes hereof, a contested election shall mean any election of directors in which the number of candidates for election as directors exceeds the number of directors to be elected with the determination thereof being made by the Secretary of the Corporation as of the close of the applicable notice of nomination period set forth in Section 1.11 of the Bylaws, based on whether one or more notice(s) of nomination were timely filed in accordance with said Section 1.11 of the Bylaws (provided that the determination that an election is a “contested election” shall be determinative only as to the timeliness of a notice of nomination and not otherwise as to its validity). If, prior to the time the Corporation mails its initial proxy statement in connection with such election of directors, one or more notices of nomination are withdrawn such that the number of candidates for election as director no longer exceeds the number of directors to be elected, the election shall not be considered a contested election.

(2) Resignation. If a nominee for director who is an incumbent director is not elected and no successor has been elected at such meeting, the director shall promptly tender his or her resignation to the Board of Directors, subject to acceptance by the Board of Directors. The Nominating and Governance Committee shall make a recommendation to the Board of Directors as to whether to accept or reject the tendered resignation, or whether other action should be taken. The Board of Directors shall act on the tendered resignation, taking into account the Nominating and Governance Committee’s recommendation, and publicly disclose (by a press release, a filing with the Securities and Exchange Commission or other broadly disseminated means of communication) its decision regarding the tendered resignation and the rationale behind the decision within 90 days from the date of the certification of the election results. The Nominating and Governance Committee in making its recommendation, and the Board of Directors in making its decision, may each consider any factors or other information that it considers appropriate and relevant. The director who tenders his or her resignation shall not participate in the recommendation of the Nominating and Governance Committee or the decision of the Board of Directors with respect to his or her resignation. If such incumbent director’s resignation is not accepted by the Board of Directors, such director shall continue to serve until the expiration of the director’s term and until his or her successor is duly elected, or his or her earlier resignation or removal. If a director’s resignation is accepted by the Board of Directors pursuant hereto, or if a nominee for director is not elected and the nominee is not an incumbent director, then the Board of Directors, in its sole discretion, may fill any resulting vacancy pursuant to the provisions of the Restated Articles of Incorporation or Bylaws or may decrease the size of the Board of Directors pursuant to the provisions of the Restated Articles of Incorporation or Bylaws.

A-1

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Admission Ticket

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern time, on August 27, 2012.

Vote by Internet
•	Go to www.investorvote.com/CPWR
•	Or scan the QR code with your smartphone
•	Follow the steps outlined on the secure website

Vote by telephone

•	Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
•	Follow the instructions provided by the recorded message

▼  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

A	Proposals — The Board recommends a vote FOR all nominees and FOR Proposals 2, 3, 4 and 5.

1. The election of eleven directors to serve until the next Annual Meeting of Shareholders and until their successors are elected and qualified;	+

	For	Withhold		For	Withhold		For	Withhold
01 - Dennis W. Archer	☐	☐	02 - Gurminder S. Bedi	☐	☐	03 - William O. Grabe	☐	☐

04 - Frederick A. Henderson	☐	☐	05 - Peter Karmanos, Jr.	☐	☐	06 - Faye Alexander Nelson	☐	☐

07 - Robert C. Paul	☐	☐	08 - Glenda D. Price	☐	☐	09 - W. James Prowse	☐	☐

10 - G. Scott Romney	☐	☐	11 - Ralph J. Szygenda	☐	☐

		For	Against	Abstain			For	Against	Abstain
2.	A non-binding proposal to ratify the appointment of Deloitte & Touche LLP, our independent registered public accounting firm, to audit our consolidated financial statements for the fiscal year ending March 31, 2013.	☐	☐	☐	3.	A non-binding proposal to ratify the Rights Agreement, dated October 25, 2000, as amended on March 9, 2012.	☐	☐	☐

4.	A proposal to approve the amendment to the Restated Articles of Incorporation to adopt a majority vote standard for the election of directors.	☐	☐	☐	5.	A non-binding proposal to approve the compensation of the Company’s named executive officers.	☐	☐	☐

6.	Such other business as may properly come before the meeting.

In their discretion, the Proxies are also authorized, to the extent permitted by law, to vote on any and all other matters as may properly come before the meeting, including the authority to vote to adjourn the meeting. The undersigned hereby revokes any proxy or proxies heretofore given to vote upon or act with respect to said stock, and hereby ratifies and confirms all that the Proxies named herein and their substitutes, or any of them, may lawfully do by virtue hereof. The undersigned acknowledges receipt of the Notice of the Annual Meeting and the Proxy Statement, both dated July 19, 2012, and the 2012 Annual Report.

01HG1B

2012 Annual Meeting Admission Ticket

Compuware Corporation Shareholders

August 28, 2012, 3:00 p.m. Eastern time

Compuware Headquarters

One Campus Martius

Detroit, MI 48226

Upon arrival, please present this admission ticket

and photo identification at the registration desk.

This ticket admits only the shareholder listed

on the reverse side of this card and is not transferable.

The entrance for Compuware visitor parking is on Farmer Street between Monroe Street and Gratiot Avenue. Once you have parked, please take the elevator down to the Farmer Street (ground) level. Cross the street to the Farmer Street entrance of the Compuware building, and make your way to the registration desk.

Dear Shareholder:

This proxy card relates to the 2012 Annual Meeting of Shareholders of Compuware Corporation. Also enclosed are Compuware Corporation’s Notice of the Annual Meeting, Proxy Statement and 2012 Annual Report.

Your vote counts, and you are strongly encouraged to exercise your right to vote your shares.

Please mark the box on this proxy card to indicate how your shares should be voted. Then sign the card and return it in the enclosed postage-paid envelope. You may also vote your shares by Internet or telephone by following the instructions on the reverse side of this card, or in person by attending the meeting.

Thank you in advance for your prompt consideration of this matter.

Sincerely,

Compuware Corporation

▼  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

Proxy — Compuware Corporation	+

PROXY SOLICITED BY BOARD OF DIRECTORS

The Signatory hereby appoints as Proxy Daniel S. Follis, Jr. and Laura L. Fournier, or either of them, with power of substitution, to vote the shares of Common Stock that the Signatory is entitled to vote at the Annual Meeting of Shareholders of Compuware Corporation, to be held on August 28, 2012, and at any adjournment(s) and postponement(s) thereof.

The Proxies will vote your shares in accordance with your directions on this card. If you do not indicate your choice on this card, by Internet or telephone, this proxy card, when properly executed, will be voted (a) FOR all the nominees for director as listed in Proposal 1 and (b) FOR Proposals 2, 3, 4 and 5. The Proxies will also vote in their discretion with respect to any and all other matters brought before the meeting to the extent permitted by applicable law, including the election of any person to the Board of Directors where a nominee named in the Proxy Statement dated July 19, 2012 is unable to serve or, for good cause, will not serve.

PLEASE VOTE, DATE AND SIGN, AND RETURN PROMPTLY USING THE ENCLOSED ENVELOPE.

B	Non-Voting Items

Change of Address — Please print your new address below.	Comments — Please print your comments below.	Meeting Attendance	☐
Mark the box to the right if you plan to attend the Annual Meeting.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

¡	IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.	+